As filed with the Securities and Exchange Commission on June 16, 2005

Registration No. 333-125419

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Genworth Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	6311	33-1073076
(State of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6620 West Broad Street

Richmond, Virginia 23230

(804) 281-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Leon E. Roday, Esq.

Senior Vice President, General Counsel and Secretary

6620 West Broad Street

Richmond, Virginia 23230

(804) 281-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:     From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The shares of Class A Common Stock being registered hereby are issuable by Genworth Financial, Inc. (the “Registrant”) in satisfaction of the early settlement option included in the stock purchase contracts underlying the Registrant’s 6.00% Equity Units (the “Equity Units”). Each of the Equity Units consists of a contract to purchase shares of the Registrant’s Class A Common Stock and an ownership interest in the Registrant’s 3.84% senior notes due 2009. The stock purchase contracts obligate holders of the Equity Units to purchase, and the Registrant to sell, newly issued shares of Class A Common Stock in the future at a specified price.

The Equity Units are listed on the New York Stock Exchange under the symbol “GNW Pr E”. For more information about the Equity Units, see “Description of the Equity Units.”

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated June 16, 2005

PROSPECTUS

Genworth Financial, Inc.

Up to 25,428,000 shares

Class A Common Stock

$1,000,000,000

Debt Securities

Preferred Stock

Debt Warrants

We may offer from time to time:

•	Shares of our Class A Common Stock in early settlement of the purchase contracts underlying our 6.00% Equity Units; and

•	Debt securities, preferred stock and debt warrants.

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Investing in these securities involves risks. Consider carefully the Risk Factors beginning on page 3 of this prospectus.

We may offer debt securities, preferred stock and debt warrants through underwriting syndicates managed or co-managed by one or more underwriters, through agents, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of such securities, please see “Plan of Distribution of the Debt Securities, Preferred Stock and Warrants” in this prospectus.

Our Class A Common Stock is listed on the New York Stock Exchange under the symbol “GNW.” We have not yet determined whether the debt securities, preferred stock and debt warrants that may be offered by this prospectus will be listed on any exchange, or included in any inter-dealer quotation system or over-the-counter market. If we decide to seek the listing or inclusion of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on or in which the securities will be listed or included.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                    , 2005

About This Prospectus

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission, or the SEC. By using a shelf registration statement, we may sell, from time to time, in one or more offerings, any combination of the debt securities, preferred stock and debt warrants described in this prospectus in a U.S. dollar amount that does not exceed the amount registered. We also may use this shelf registration statement to sell shares of our Class A Common Stock in early settlement of the purchase contracts underlying our 6.00% Equity Units, which we refer to as the Equity Units. For further information about our business and the securities offered by this prospectus, you should refer to the registration statement and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement can be obtained from the SEC as indicated under the heading “Where You Can Get More Information.”

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Get More Information.”

You should rely only on the information incorporated by reference or provided in this prospectus and any prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information in the prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

Where You Can Get More Information

We file annual, quarterly and current reports with the SEC. You may obtain any document we file with the SEC at the SEC’s Public Reference Room in Washington, D.C. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also accessible through the Internet at the SEC’s web site at http://www.sec.gov or through our web site at http://www.genworth.com.

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all the securities that may be offered by this prospectus; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 or any exhibit furnished under Item 9.01(c) of any Current Report on Form 8-K unless, and except to the extent, specified in any such Current Report on Form 8-K:

(1) Our Annual Report on Form 10-K for the year ended December 31, 2004;

(2) Our Quarterly Report on Form 10-Q for the three months ended March 31, 2005;

(3) Our Current Reports on Form 8-K filed on February 7, 2005, March 14, 2005, March 21, 2005, April 4, 2005 and April 26, 2005;

(4) The description of our Class A Common Stock contained in our registration statement on Form 8-A filed on May 24, 2004; and

(5) The description of our Series A Cumulative Preferred Stock contained in our registration statement on Form 8-A filed on May 24, 2004.

Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to Leon E. Roday, Senior Vice President, General Counsel and Secretary, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia, 23230, Telephone No. (804) 281-6000.

Our Company

We are a leading insurance company in the U.S., with an expanding international presence, serving the life and lifestyle protection, retirement income, investment and mortgage insurance needs of more than 15 million customers. We have leadership positions in key products that we expect will benefit from a number of significant demographic, governmental and market trends. We distribute our products and services through an extensive and diversified distribution network that includes financial intermediaries, independent producers and dedicated sales specialists. We conduct operations in 22 countries and have approximately 6,150 employees. We have the following three operating segments:

Protection. We offer U.S. customers life insurance, long-term care insurance and, primarily for companies with fewer than 1,000 employees, group life and health insurance. In Europe, we offer payment protection insurance, which helps consumers meet their payment obligations in the event of illness, involuntary unemployment, disability or death.

Retirement Income and Investments. We offer U.S. customers fixed and variable deferred annuities, income annuities, variable life insurance, asset management, and specialized products, including guaranteed investment contracts, or GICs, funding agreements and structured settlements.

Mortgage Insurance. In the U.S., Canada, Australia, New Zealand and Europe, we offer mortgage insurance products that facilitate homeownership by enabling borrowers to buy homes with low-down-payment mortgages. These products generally also aid financial institutions in managing their capital efficiently by reducing the capital required for low-down-payment mortgages.

We also have a Corporate and Other segment which consists primarily of unallocated corporate income and expenses (including amounts incurred in settlement of class action lawsuits), the results of several small, non-core businesses that are managed outside our operating segments, most of our interest and other financing expenses and net realized investment gains (losses).

As of the date of this prospectus, GE Financial Assurance Holdings, Inc., or GEFAHI, owns approximately 52% of our outstanding common stock. GEFAHI is an indirect subsidiary of General Electric Company, or GE.

In this prospectus, unless the context otherwise requires, “Genworth,” “we,” “us,” and “our” refer to Genworth Financial, Inc. and its subsidiaries and include the operations of the businesses acquired from GEFAHI and other GE subsidiaries in connection with our corporate reorganization.

Risk Factors

You should carefully consider the risks described below in addition to the other information contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement before investing in the securities offered by this prospectus. You could lose part or all of your investment.

Risks Relating to Our Businesses

Interest rate fluctuations could adversely affect our business and profitability.

Our insurance and investment products are sensitive to interest rate fluctuations and expose us to the risk that falling interest rates will reduce our “spread,” or the difference between the returns we earn on the investments that support our obligations under these products and the amounts that we must pay policyholders and contractholders. Because we may reduce the interest rates we credit on most of these products only at limited, pre-established intervals, and because some of them have guaranteed minimum crediting rates, declines in interest rates may adversely affect the profitability of those products. For example, interest rates declined to unusually low levels in 2002 and 2003. During this period, our net earnings from spread-based products, such as fixed and income annuities and guaranteed investment contracts, declined from $166 million for the year ended December 31, 2002 to $138 million for the year ended December 31, 2003. Although interest rates increased in 2004, they remain at low levels and limit our returns on our spread-based investment products.

During periods of increasing market interest rates, we may offer higher crediting rates on interest-sensitive products, such as universal life insurance and fixed annuities, and we may increase crediting rates on in-force products to keep these products competitive. In addition, rapidly rising interest rates may cause increased policy surrenders, withdrawals from life insurance policies and annuity contracts and requests for policy loans, as policyholders and contractholders shift assets into higher yielding investments. Increases in crediting rates, as well as surrenders and withdrawals, could have an adverse effect on our financial condition and results of operations.

Our term life and long-term care insurance products also expose us to the risk of interest rate fluctuations. The pricing and expected future profitability of these products are based in part on expected investment returns. Over time, term life and long-term care insurance products generally produce positive cash flows as customers pay periodic premiums, which we invest as we receive them. Low interest rates may reduce our ability to achieve our targeted investment margins and may adversely affect the profitability of our term life and long-term care insurance products.

In our mortgage insurance business, rising interest rates generally reduce the volume of new mortgage originations, resulting in a decrease in the volume of new insurance written. The level of new mortgage originations in the U.S. decreased to $2,810 billion for the year ended December 31, 2004 from $3,760 billion for the year ended December 31, 2003. This resulted in decreased levels of new mortgage insurance written. We believe the decrease in mortgage originations was due to two principal factors. First, increasing interest rates in 2004 made refinancings of existing mortgages less attractive to consumers than in recent years. Second, historically low interest rates in 2002 and 2003 contributed to substantial refinancing activity, which did not recur in 2004 because many mortgages for which refinancing would otherwise have been economically attractive were already refinanced prior to 2004. Further increases in interest rates could cause the volume of mortgage originations to decline further, which would have an adverse effect on our new mortgage insurance written.

Rising interest rates also can increase the monthly mortgage payments for insured homeowners with adjustable rate mortgages, or ARMs, which could have the effect of increasing default rates on ARM loans and thereby increasing our exposure on our mortgage insurance policies. This is particularly relevant in our non-U.S. mortgage insurance business, where ARMs are the predominant mortgage product.

Declining interest rates increase the rate at which insured borrowers refinance their existing mortgages, thereby resulting in cancellations of the mortgage insurance covering the refinanced loans. Declining interest rates also generally are associated with home price appreciation, which may provide insured borrowers in the U.S. with the option of canceling their mortgage insurance coverage earlier than we anticipated in pricing that coverage. These cancellations could have an adverse effect on our results from our mortgage insurance business.

Interest rate fluctuations also could have an adverse effect on the results of our investment portfolio. During periods of declining market interest rates, the interest we receive on variable interest rate investments decreases. In addition, during those periods, we are forced to reinvest the cash we receive as interest or return of principal on our investments in lower-yielding high-grade instruments or in lower-credit instruments to maintain comparable returns. Issuers of fixed-income securities also may decide to prepay their obligations in order to borrow at lower market rates, which exacerbates the risk that we may have to invest the cash proceeds of these securities in lower-yielding or lower-credit instruments. Declining interest rates from 2002 to 2004 contributed to a decrease in our weighted average investment yield from 6.0% for the year ended December 31, 2002 to 5.8% and 5.5% for the years ended December 31, 2003 and 2004, respectively.

Downturns and volatility in equity markets could adversely affect our business and profitability.

Significant downturns and volatility in equity markets could have an adverse effect on our financial condition and results of operations in two principal ways. First, market downturns and volatility may discourage purchases of separate account products, such as variable annuities and variable life insurance, that have returns linked to the performance of the equity markets and may cause some existing customers to withdraw cash values or reduce investments in those products.

Second, downturns and volatility in equity markets can have an adverse effect on the revenues and returns from our separate account and private asset management products and services. Because these products and services depend on fees related primarily to the value of assets under management, a decline in the equity markets could reduce our revenues by reducing the value of the investment assets we manage.

Defaults in our fixed-income securities portfolio may reduce our earnings.

Issuers of the fixed-income securities that we own may default on principal and interest payments. As a result of the economic downturn and recent corporate malfeasance, the number of companies defaulting on their debt obligations has increased dramatically in recent years. As of December 31, 2004 and 2003, we had fixed maturities in or near default (where the issuer has missed payment of principal or interest or entered bankruptcy) with a fair value of $58 million and $190 million, respectively. An economic downturn, further events of corporate malfeasance or a variety of other factors could cause declines in the value of our fixed maturities portfolio and cause our net earnings to decline.

We recognized gross capital gains of $90 million, $473 million and $790 million for the years ended December 31, 2004, 2003 and 2002, respectively. We realized these capital gains in part to offset default-related losses during those periods. However, capital gains may not be available in the future, and if they are, we may elect not to recognize capital gains to offset losses.

A downgrade or a potential downgrade in our financial strength or credit ratings could result in a loss of business and adversely affect our financial condition and results of operations.

Financial strength ratings, which various ratings organizations publish as measures of an insurance company’s ability to meet contractholder and policyholder obligations, are important to maintaining public confidence in our products, the ability to market our products and our competitive position. Our principal life insurance companies currently have financial strength ratings of “AA-” (Very Strong) from S&P and Fitch and “Aa3” (Excellent) from Moody’s. Our mortgage insurance companies currently have financial strength ratings of

“AA” (Very Strong) from S&P and Fitch and “Aa2” (Excellent) from Moody’s. The “AA” and “AA-” ratings are the third- and fourth-highest of S&P’s 20 ratings categories, respectively. The “Aa2” and “Aa3” ratings are the third- and fourth-highest of Moody’s 21 ratings categories, respectively. The “AA” and “AA-” ratings are the third- and fourth-highest of Fitch’s 24 ratings categories.

A downgrade in our financial strength ratings, or the announced potential for a downgrade, could have a significant adverse effect on our financial condition and results of operations in many ways, including:

•	reducing new sales of insurance products, annuities and other investment products;

•	adversely affecting our relationships with independent sales intermediaries and our dedicated sales specialists;

•	materially increasing the number or amount of policy surrenders and withdrawals by contractholders and policyholders;

•	requiring us to reduce prices for many of our products and services to remain competitive; and

•	adversely affecting our ability to obtain reinsurance or obtain reasonable pricing on reinsurance.

The charters of the Federal National Mortgage Corporation, or Fannie Mae, and the Federal Home Loan Mortgage Corporation, or Freddie Mac, only permit them to buy high loan-to-value mortgages that are insured by a “qualified insurer,” as determined by each of them. Their current rules effectively provide that they will accept mortgage insurance only from private mortgage insurers with financial strength ratings of at least “AA-” by S&P and “Aa3” by Moody’s. If our mortgage insurance companies’ financial strength ratings decrease below the thresholds established by Fannie Mae and Freddie Mac, we would not be able to insure mortgages purchased by Fannie Mae or Freddie Mac. Approximately 68% of the flow loans we insured in the U.S. during the year ended December 31, 2004 were sold to either Fannie Mae or Freddie Mac. An inability to insure mortgage loans sold to Fannie Mae or Freddie Mac, or their transfer of our existing policies to an alternative mortgage insurer, would have an adverse effect on our financial condition and results of operations.

In 2003, the U.S. Office of Federal Housing Enterprise Oversight announced a risk-based capital rule that treats credit enhancements issued by private mortgage insurers with financial strength ratings of “AAA” more favorably than those issued by “AA” rated insurers. Neither Fannie Mae nor Freddie Mac has adopted policies that distinguish between “AA” rated and “AAA” rated mortgage insurers. However, if Fannie Mae or Freddie Mac adopts policies that treat “AAA” rated insurers more favorably than “AA” rated insurers, our competitive position may suffer.

In addition to the financial strength ratings of our insurance subsidiaries, ratings agencies also publish credit ratings for our company. The credit ratings have an impact on the interest rates we pay on the money we borrow. Therefore, a downgrade in our credit ratings could increase our cost of borrowing and have an adverse effect on our financial condition and results of operations.

The ratings of our insurance subsidiaries are not evaluations directed to the protection of investors in our securities.

The ratings of our insurance subsidiaries described under “Business—Financial Strength Ratings” reflect each rating agency’s current opinion of each subsidiary’s financial strength, operating performance and ability to meet obligations to policyholders and contractholders. These factors are of concern to policyholders, contractholders, agents, sales intermediaries and lenders. Ratings are not evaluations directed to the protection of investors in our securities. They are not ratings of our securities and should not be relied upon when making a decision to buy, hold or sell our securities, including the common stock offered in this offering. In addition, the standards used by rating agencies in determining financial strength are different from capital requirements set by state insurance regulators. We may need to take actions in response to changing standards set by any of the ratings agencies, as well as statutory capital requirements, which could cause our business and operations to suffer.

If our reserves for future policy benefits and claims are inadequate, we may be required to increase our reserve liabilities, which could adversely affect our results of operations and financial condition.

We calculate and maintain reserves for estimated future benefit payments to our policyholders and contractholders in accordance with U.S. GAAP and industry accounting practices. We release these reserves as those future obligations are extinguished. The reserves we establish necessarily reflect estimates and actuarial assumptions with regard to our future experience. These estimates and actuarial assumptions involve the exercise of significant judgment. Our future financial results depend significantly upon the extent to which our actual future experience is consistent with the assumptions we have used in pricing our products and determining our reserves. Many factors can affect future experience, including economic and social conditions, inflation, healthcare costs, changes in doctrines of legal liability and damage awards in litigation. Therefore, we cannot determine with complete precision the ultimate amounts we will pay for actual future benefits or the timing of those payments.

We continually monitor our reserves. If we conclude that our reserves are insufficient to cover actual or expected policy and contract benefits and claims payments, we would be required to increase our reserves and incur income statement charges for the period in which we make the determination, which could adversely affect our results of operations and financial condition.

As a holding company, we depend on the ability of our subsidiaries to transfer funds to us to pay dividends and to meet our obligations.

We act as a holding company for our insurance subsidiaries and do not have any significant operations of our own. Dividends from our subsidiaries and permitted payments to us under our tax sharing arrangements with our subsidiaries are our principal sources of cash to pay stockholder dividends and to meet our obligations. These obligations include our operating expenses, interest and principal on our current and any future borrowings and contract adjustment payments on our Equity Units. These obligations also include amounts we owe to GE under the tax matters agreement that we and GE entered into in connection with our initial public offering, which we refer to as the IPO. If the cash we receive from our subsidiaries pursuant to dividend payment and tax sharing arrangements is insufficient for us to fund any of these obligations, we may be required to raise cash through the incurrence of debt, the issuance of additional equity or the sale of assets.

The payment of dividends and other distributions to us by our insurance subsidiaries is regulated by insurance laws and regulations. In general, dividends in excess of prescribed limits are deemed “extraordinary” and require insurance regulatory approval. In addition, insurance regulators may prohibit the payment of ordinary dividends or other payments by our insurance subsidiaries to us (such as a payment under a tax sharing agreement or for employee or other services) if they determine that such payment could be adverse to our policyholders or contractholders. The ability of our insurance subsidiaries to pay dividends to us, and our ability to pay dividends to our stockholders, are also subject to various conditions imposed by the rating agencies for us to maintain our ratings.

Some of our investments are relatively illiquid.

Our investments in privately placed fixed maturities, mortgage loans, policy loans, limited partnership interests and restricted investments held by securitization entities are relatively illiquid. These asset classes represented 31% of the carrying value of our total cash and invested assets as of December 31, 2004. If we require significant amounts of cash on short notice in excess of our normal cash requirements, we may have difficulty selling these investments in a timely manner, be forced to sell them for less than we otherwise would have been able to realize, or both. For example, our floating-rate funding agreements generally contain “put” provisions, through which the contractholder may terminate the funding agreement for any reason after giving notice within the contract’s specified notice period, which is generally 90 days. As of December 31, 2004, we had an aggregate of $2.8 billion of floating-rate funding agreements outstanding, compared to $2.9 billion as of

December 31, 2003. Of the $2.8 billion aggregate amount outstanding as of December 31, 2004, $1.6 billion had put option features, including $1.5 billion with put option features of 90 days. If an unexpected number of contractholders exercise this right and we are unable to access other liquidity sources, we may have to liquidate assets quickly. Our inability to quickly dispose of illiquid investments could have an adverse effect on our financial condition and results of operations.

Intense competition could negatively affect our ability to maintain or increase our market share and profitability.

Our businesses are subject to intense competition. We believe the principal competitive factors in the sale of our products are product features, price, commission structure, marketing and distribution arrangements, brand, reputation, financial strength ratings and service.

Many other companies actively compete for sales in our protection and retirement income and investments markets, including other major insurers, banks, other financial institutions, mutual fund and money asset management firms and specialty providers. The principal direct and indirect competitors for our mortgage insurance business include other private mortgage insurers, as well as federal and state governmental and quasigovernmental agencies in the U.S., including the Federal Housing Administration, or FHA, and to a lesser degree, the Veterans Administration, or VA, Fannie Mae and Freddie Mac. We also compete in our mortgage insurance business with structured transactions in the capital markets and with other financial instruments designed to manage credit risk, such as credit default swaps and credit linked notes, with lenders who forego mortgage insurance, or self-insure, on loans held in their portfolios, and with lenders that provide mortgage reinsurance through captive mortgage reinsurance programs. In Canada and some European countries, our mortgage insurance business competes directly with government entities, which provide comparable mortgage insurance. Government entities with which we compete typically do not have the same capital requirements and do not have the same profit objectives as we do. Although private companies, such as our company, establish pricing terms for their products to achieve targeted returns, these government entities may offer products on terms designed to accomplish social or political objectives or reflect other non-economic goals.

In many of our product lines, we face competition from competitors that have greater market share or breadth of distribution, offer a broader range of products, services or features, assume a greater level of risk, have lower profitability expectations or have higher financial strength ratings than we do. Many competitors offer similar products and use similar distribution channels. The substantial expansion of banks’ and insurance companies’ distribution capacities and expansion of product features in recent years have intensified pressure on margins and production levels and have increased the level of competition in many of our business lines.

We may be unable to attract and retain independent sales intermediaries and dedicated sales specialists.

We distribute our products through financial intermediaries, independent producers and dedicated sales specialists. We compete with other financial institutions to attract and retain commercial relationships in each of these channels, and our success in competing for sales through these sales intermediaries depends upon factors such as the amount of sales commissions and fees we pay, the breadth of our product offerings, the strength of our brand, our perceived stability and our financial strength ratings, the marketing and services we provide to them and the strength of the relationships we maintain with individuals at those firms. From time to time, due to competitive forces, we have experienced unusually high attrition in particular sales channels for specific products, including long-term care insurance. We believe the decline in long-term care insurance sales specialists was due in part to an intentional refocusing on more productive sales specialists and generally a more difficult environment for long-term care insurance sales. An inability to recruit productive independent sales intermediaries and dedicated sales specialists, or our inability to retain strong relationships with the individual agents at our independent sales intermediaries, could have an adverse effect on our financial condition and results of operations.

Reinsurance may not be available, affordable or adequate to protect us against losses.

As part of our overall risk and capacity management strategy, we purchase reinsurance for certain risks underwritten by our various business segments. Market conditions beyond our control determine the availability and cost of the reinsurance protection we purchase. Accordingly, we may be forced to incur additional expenses for reinsurance or may not be able to obtain sufficient reinsurance on acceptable terms which could adversely affect our ability to write future business.

If the counterparties to our reinsurance arrangements or to the derivative instruments we use to hedge our business risks default or fail to perform, we may be exposed to risks we had sought to mitigate, which could adversely affect our financial condition and results of operations.

We use reinsurance and derivative instruments to mitigate our risks in various circumstances. Reinsurance does not relieve us of our direct liability to our policyholders, even when the reinsurer is liable to us. Accordingly, we bear credit risk with respect to our reinsurers. We cannot assure you that our reinsurers will pay the reinsurance recoverable owed to us now or in the future or that they will pay these recoverables on a timely basis. A reinsurer’s insolvency, inability or unwillingness to make payments under the terms of its reinsurance agreement with us could have an adverse effect on our financial condition and results of operations.

Prior to the completion of the IPO, we ceded to Union Fidelity Life Insurance Company, an indirect subsidiary of GE, or UFLIC, effective as of January 1, 2004, policy obligations under our structured settlement contracts, which had reserves of $12.0 billion, and our variable annuity contracts, which had general account reserves of $2.8 billion and separate account reserves of $7.9 billion, in each case as of December 31, 2003. These contracts represent substantially all of our contracts that were in force as of December 31, 2003 for these products. In addition, effective as of January 1, 2004, we ceded to UFLIC policy obligations under a block of long-term care insurance policies that we reinsured from The Travelers Insurance Company, or Travelers, which had reserves of $1.5 billion as of December 31, 2003. UFLIC has established trust accounts for our benefit to secure its obligations under the reinsurance arrangements, and General Electric Capital Corporation, an indirect subsidiary of GE, or GE Capital, has agreed to maintain UFLIC’s risk-based capital above a specified minimum level. If UFLIC becomes insolvent notwithstanding this agreement, and the amounts in the trust accounts are insufficient to pay UFLIC’s obligations to us, our financial condition and results of operations could be materially adversely affected.

In addition, we use derivative instruments to hedge various business risks. We enter into a variety of derivative instruments, including options, forwards, interest rate and currency swaps and options to enter into interest rate and currency swaps with a number of counterparties. If our counterparties fail or refuse to honor their obligations under the derivative instruments, our hedges of the related risk will be ineffective. Such failure could have an adverse effect on our financial condition and results of operations.

Fluctuations in foreign currency exchange rates and international securities markets could negatively affect our profitability.

Our international operations generate revenues denominated in local currencies. For the years ended December 31, 2004, 2003 and 2002, 19%, 18% and 14% of our revenues, respectively, and 29%, 26% and 12% of our net earnings from continuing operations, respectively, were generated by our international operations. We generally invest cash generated by our international operations in securities denominated in local currencies. As of December 31, 2004 and 2003, approximately 8% and 5%, respectively, of our invested assets were held by our international operations and were invested primarily in non-U.S.-denominated securities. Although investing in securities denominated in local currencies limits the effect of currency exchange rate fluctuation on local operating results, we remain exposed to the impact of fluctuations in exchange rates as we translate the operating results of our foreign operations into our financial statements. We currently do not hedge this exposure, and as a result, period-to-period comparability of our results of operations is affected by fluctuations in exchange rates. For example, our net earnings for the year ended December 31, 2004 included approximately

$31 million due to the favorable impact of changes in foreign exchange rates. In addition, because we derive a significant portion of our earnings from non-U.S.-denominated revenue, our results of operations could be adversely affected to the extent the dollar value of non-U.S.-denominated revenue is reduced due to a strengthening U.S. dollar.

Our investments in non-U.S.-denominated securities are subject to fluctuations in non-U.S. securities and currency markets, and those markets can be volatile. Non-U.S. currency fluctuations also affect the value of any dividends paid by our non-U.S. subsidiaries to their parent companies in the U.S.

Our insurance businesses are heavily regulated, and changes in regulation may reduce our profitability and limit our growth.

Our insurance operations are subject to a wide variety of laws and regulations. State insurance laws regulate most aspects of our U.S. insurance businesses, and our insurance subsidiaries are regulated by the insurance departments of the states in which they are domiciled and licensed. Our non-U.S. insurance operations are principally regulated by insurance regulatory authorities in the jurisdictions in which they are domiciled.

State laws in the U.S. grant insurance regulatory authorities broad administrative powers with respect to, among other things:

•	licensing companies and agents to transact business;

•	calculating the value of assets to determine compliance with statutory requirements;

•	mandating certain insurance benefits;

•	regulating certain premium rates;

•	reviewing and approving policy forms;

•	regulating unfair trade and claims practices, including through the imposition of restrictions on marketing and sales practices, distribution arrangements and payment of inducements;

•	establishing statutory capital and reserve requirements and solvency standards;

•	fixing maximum interest rates on insurance policy loans and minimum rates for guaranteed crediting rates on life insurance policies and annuity contracts;

•	approving changes in control of insurance companies;

•	restricting the payment of dividends and other transactions between affiliates; and

•	regulating the types, amounts and valuation of investments.

State insurance regulators and the National Association of Insurance Commissioners, or NAIC, regularly reexamine existing laws and regulations applicable to insurance companies and their products. Changes in these laws and regulations, or in interpretations thereof, are often made for the benefit of the consumer at the expense of the insurer and thus could have an adverse effect on our financial condition and results of operations.

In December 2004, the NAIC approved amendments to the NAIC’s model Producer Licensing Act. The amendments contain new disclosure requirements for producers regarding compensation arrangements. If adopted, the NAIC amendments would require producers to disclose to customers, in certain circumstances, information concerning compensation arrangements. The NAIC also directed its Executive Task Force on Broker Activities to give further consideration to the development of additional requirements for recognition of a fiduciary responsibility on the part of producers, disclosure of all quotes received by a broker and disclosures relating to reinsurance arrangements between insurers and reinsurance companies affiliated with a producer. We cannot predict the effect that the NAIC’s recent compensation disclosure amendments or anticipated future activities in this area, at the NAIC or state level, will have on influencing future legal actions, changes to business practices or regulatory requirements applicable to us.

Our mortgage insurance business is subject to additional laws and regulations. For a discussion of the risks associated with those laws and regulations, see “—Risks Relating to Our Mortgage Insurance Business—Changes in regulations that affect the mortgage insurance business could affect our operations significantly and could reduce the demand for mortgage insurance.”

Currently, the U.S. federal government does not regulate directly the business of insurance. However, federal legislation and administrative policies in several areas can significantly and adversely affect insurance companies. These areas include financial services regulation, securities regulation, pension regulation, privacy, tort reform legislation and taxation. In addition, various forms of direct federal regulation of insurance have been proposed. These proposals include “The State Modernization and Regulatory Transparency Act,” which would maintain state-based regulation of insurance but would affect state regulation of certain aspects of the business of insurance including rates, agent and company licensing, and market conduct examinations. We cannot predict whether this or other proposals will be adopted, or what impact, if any, such proposals or, if enacted, such laws may have on our business, financial condition or results of operation.

Our international operations are subject to regulation in the relevant jurisdictions in which they operate, which in many ways is similar to that of the state regulation outlined above.

Many of our customers and independent sales intermediaries also operate in regulated environments. Changes in the regulations that affect their operations also may affect our business relationships with them and their ability to purchase or to distribute our products. Accordingly, these changes could have an adverse effect on our financial condition and results of operation.

Compliance with applicable laws and regulations is time consuming and personnel-intensive, and changes in these laws and regulations may increase materially our direct and indirect compliance and other expenses of doing business, thus having an adverse effect on our financial condition and results of operations.

Legal and regulatory investigations and actions are increasingly common in the insurance business and may result in financial losses and harm our reputation.

We face a significant risk of litigation and regulatory investigations and actions in the ordinary course of operating our businesses, including the risk of class action lawsuits. Our pending legal and regulatory actions include proceedings specific to us and others generally applicable to business practices in the industries in which we operate. In our insurance operations, we are or may become subject to class actions and individual suits alleging, among other things, issues relating to sales or underwriting practices, payment of contingent or other sales commissions, claims payments and procedures, product design, disclosure, administration, additional premium charges for premiums paid on a periodic basis, denial or delay of benefits and breaches of fiduciary or other duties to customers. Plaintiffs in class action and other lawsuits against us may seek very large or indeterminate amounts, including punitive and treble damages, which may remain unknown for substantial periods of time. We are also subject to various regulatory inquiries, such as information requests, subpoenas and books and record examinations, from state, federal and international regulators and other authorities. A substantial legal liability or a significant regulatory action against us could have an adverse effect on our business, financial condition and results of operations. Moreover, even if we ultimately prevail in the litigation, regulatory action or investigation, we could suffer significant reputational harm, which could have an adverse effect on our business, financial condition and results of operations.

Recently, the insurance industry has become the focus of increased scrutiny by regulatory and law enforcement authorities concerning certain practices within the insurance industry. In this regard, in May 2005, we received a subpoena from the Northeast Regional Office of the SEC, requiring the production of documents related to “certain loss mitigation insurance products,” such as finite risk reinsurance. We are cooperating fully with the SEC with respect to its subpoena. Additionally, in May and June 2005, certain of our subsidiaries received information requests from the State of Delaware Department of Insurance and the State of Connecticut

Insurance Department on the same general subject. In the United Kingdom, the Financial Services Authority has initiated an industry-wide review of payment protection insurance products, as well as an industry-wide review of non-traditional financial arrangements. Also, in May 2005, each of our U.S. mortgage insurance subsidiaries received an information request from the State of New York Insurance Department with respect to captive reinsurance transactions with lender-affiliated reinsurers and other types of arrangements in which lending institutions receive from our subsidiary any form of payment, compensation or other consideration in connection with issuance of a policy covering a mortgagor of the lending institution. We are also cooperating with respect to these industry-wide regulatory inquiries.

This industry scrutiny also includes the commencement of investigations and other proceedings by the New York State Attorney General and other governmental authorities relating to allegations of improper conduct in connection with the payment of, and the failure to disclose, contingent commissions by insurance companies to insurance brokers and agents, the solicitation and provision of fictitious or inflated quotes, the use of inducements to brokers or companies in the sale of insurance products and the use of captive reinsurance arrangements. We have not received a subpoena or inquiry from the State of New York with respect to these matters. However, as part of industry-wide inquiries in this regard, we have received inquiries and informational requests with respect to some of these matters from other federal and state regulatory authorities. We have responded to these inquiries and informational requests and will continue to cooperate with these regulatory authorities.

Recent industry-wide inquiries also include those regarding market timing and late trading in variable annuity contracts, variable annuity sales practices/exchanges and electronic communication document retention practices. In this regard, we responded in late 2003 to a New York State Attorney General subpoena regarding market timing and late trading in variable products and mutual funds. We have not received any further inquiries from the New York State Attorney General regarding these matters, although we received inquiries and informational requests regarding these matters from other federal and state regulatory authorities. We have responded to these inquiries, follow-up inquiries and informational requests and will continue to cooperate with these regulatory authorities.

We cannot assure you that the current investigations and proceedings will not have a material adverse effect on our business, financial condition or results of operations. It is also possible that related investigations and proceedings may be commenced in the future, and we could become subject to further investigations and have lawsuits filed or enforcement actions initiated against us. In addition, increased regulatory scrutiny and any resulting investigations or proceedings could result in new legal precedents and industry-wide regulations or practices that could adversely affect our business, financial condition and results of operation.

We have significant operations in India that could be adversely affected by changes in the political or economic stability of India or government policies in India, the U.S. or Europe.

Through an arrangement with an outsourcing provider that is 40% owned by GE, we have a substantial team of professionals in India who provide a variety of services to our insurance operations, including customer service, transaction processing, and functional support including finance, investment research, actuarial, risk and marketing. The development of an operations center in India has been facilitated partly by the liberalization policies pursued by the Indian government over the past decade. The current government of India, formed in October 1999, has announced policies and taken initiatives that support the continued economic liberalization policies that have been pursued by previous governments. However, we cannot assure you that these liberalization policies will continue in the future. The rate of economic liberalization could change, and specific laws and policies affecting our business could change as well. A significant change in India’s economic liberalization and deregulation policies could adversely affect business and economic conditions in India generally and our business in particular.

The political or regulatory climate in the U.S., Europe or elsewhere also could change so that it would not be practical or legal for us to use international operations centers, such as call centers. For example, changes in privacy regulations, or more stringent interpretation or enforcement of these regulations, could require us to curtail our use of low-cost operations in India to service our businesses, which could reduce the cost benefits we currently realize from using these operations.

The continued threat of terrorism, the occurrence of terrorist acts and ongoing military actions could adversely affect our financial condition and results of operations.

The continued threat of terrorism and ongoing military actions, as well as heightened security measures in response to these threats and actions, may cause significant volatility in global financial markets, disruptions to commerce and reduced economic activity. These consequences could have an adverse effect on the value of the assets in our investment portfolio. We cannot predict whether, and the extent to which, companies in which we maintain investments may suffer losses as a result of financial, commercial or economic disruptions, or how any such disruptions might affect the ability of those companies to pay interest or principal on their securities. The continued threat of terrorism also could result in increased reinsurance prices and potentially cause us to retain more risk than we otherwise would retain if we were able to obtain reinsurance at lower prices. Terrorist actions also could disrupt our operations centers in the U.S. or abroad. In addition, the occurrence of terrorist actions could result in higher claims under our insurance policies than we had anticipated.

Risks Relating to Our Protection and Retirement Income and Investments Segments

We may face losses if morbidity rates, mortality rates or unemployment rates differ significantly from our pricing expectations.

We set prices for our insurance and some annuity products based upon expected claims and payment patterns, using assumptions for, among other things, morbidity rates, or likelihood of sickness, and mortality rates, or likelihood of death, of our policyholders and contractholders. The long-term profitability of these products depends upon how our actual experience compares with our pricing assumptions. For example, if morbidity rates are higher, or mortality rates are lower, than our pricing assumptions, we could be required to make greater payments under long-term care insurance policies and annuity contracts than we had projected. Conversely, if mortality rates are higher than our pricing assumptions, we could be required to make greater payments under our life and payment protection insurance policies and annuity contracts with guaranteed minimum death benefits than we had projected.

The risk that our claims experience may differ significantly from our pricing assumptions is particularly significant for our long-term care insurance products. Long-term care insurance policies provide for long-duration coverage and, therefore, our actual claims experience will emerge over many years after pricing assumptions have been established. Moreover, as a relatively new product in the market, long-term care insurance does not have the extensive claims experience history of life insurance, and as a result, our ability to forecast future claim rates for long-term care insurance is more limited than for life insurance.

In pricing our payment protection insurance, we also use assumptions regarding unemployment levels. If unemployment levels are higher than our pricing assumptions, the claims frequency could be higher for our payment protection insurance business than we had projected.

We may be required to accelerate the amortization of deferred acquisition costs and the present value of future profits, which would increase our expenses and reduce profitability.

Deferred acquisition costs, or DAC, represent costs which vary with and are primarily related to the sale and issuance of our insurance policies and investment contracts that are deferred and amortized over the estimated life of the related insurance policies. These costs include commissions in excess of ultimate renewal commissions, solicitation and printing costs, sales material and some support costs, such as underwriting and contract and policy issuance expenses. Under U.S. GAAP, DAC is subsequently amortized to income, over the lives of the underlying contracts, in relation to the anticipated recognition of premiums or gross profits. In addition, when we acquire a block of insurance policies or investment contracts, we assign a portion of the purchase price to the right to receive future net cash flows from existing insurance and investment contracts and policies. This intangible asset, called the present value of future profits, or PVFP, represents the actuarially estimated present value of future cash flows from the acquired policies. We amortize the value of this intangible asset in a manner similar to the amortization of DAC.

Our amortization of DAC and PVFP generally depends upon anticipated profits from investments, surrender and other policy and contract charges, mortality, morbidity and maintenance expense margins. Unfavorable experience with regard to expected expenses, investment returns, mortality, morbidity, withdrawals or lapses may cause us to increase the amortization of DAC or PVFP, or both, or to record a charge to increase benefit reserves.

We regularly review DAC and PVFP to determine if they are recoverable from future income. If these costs are not recoverable, they are charged to expenses in the financial period in which we make this determination. For example, if we determine that we are unable to recover DAC from profits over the life of a block of insurance policies or annuity contracts, or if withdrawals or surrender charges associated with early withdrawals do not fully offset the unamortized acquisition costs related to those policies or annuities, we would be required to recognize the additional DAC amortization as a current-period expense. As of December 31, 2004 and 2003, respectively, we had $5.0 billion and $5.8 billion of DAC, and $0.7 billion and $1.2 billion of PVFP. Our net amortization of DAC and PVFP was $1.1 billion, $1.3 billion and $1.2 billion of DAC and PVFP for the years ended December 31, 2004, 2003 and 2002, respectively.

We may be required to recognize impairment in the value of our goodwill, which would increase our expenses and reduce our profitability.

Goodwill represents the excess of the amount we paid to acquire our subsidiaries and other businesses over the fair value of their net assets at the date of the acquisition. Under U.S. GAAP, we test the carrying value of goodwill for impairment at least annually at the “reporting unit” level, which is either an operating segment or a business one level below the operating segment. Goodwill is impaired if the fair value of the reporting unit as a whole is less than the fair value of the identifiable assets and liabilities of the reporting unit, plus the carrying value of goodwill, at the date of the test. For example, goodwill may become impaired if the fair value of a reporting unit as a whole were to decline by an amount greater than the decline in the value of its individual identifiable assets and liabilities. This may occur for various reasons, including changes in actual or expected earnings or cash flows of a reporting unit, generation of earnings by a reporting unit at a lower rate of return than similar businesses or declines in market prices for publicly traded businesses similar to our reporting units. If any portion of our goodwill becomes impaired, we would be required to recognize the amount of the impairment as a current-period expense. When we adopted Statement of Financial Accounting Standards 142 with respect to recognizing impairment of goodwill, effective January 1, 2002, we recognized a $376 million impairment, net of tax, relating to our domestic auto and homeowners’ insurance business (included in discontinued operations), primarily as a result of heightened price competition in the auto insurance industry.

Our reputation in the long-term care insurance market may be adversely affected if we were to raise premiums on our in-force long-term care insurance products.

Unlike several of our competitors, we have never increased premiums on any in-force long-term care policies that we have issued. Although the terms of all our long-term care insurance policies permit us to increase premiums during the premium-paying period, any implementation of a premium increase could have an adverse effect on our reputation, our ability to market and sell new long-term care insurance products and our ability to retain existing policyholders.

Medical advances, such as genetic research and diagnostic imaging, and related legislation could adversely affect the financial performance of our life insurance, long-term care insurance and annuities businesses.

Genetic research includes procedures focused on identifying key genes that render an individual predisposed to specific diseases, such as particular types of cancer and other diseases. Other medical advances, such as diagnostic imaging technologies, also may be used to detect the early onset of diseases such as cancer and cardiovascular disease. We believe that if individuals learn through medical advances that they are predisposed to particular conditions that may reduce life longevity or require long-term care, they will be more likely to purchase our life and long-term care insurance policies or not to permit existing polices to lapse. In contrast, if individuals learn that they lack the genetic predisposition to develop the conditions that reduce longevity or require long-term care, they will be less likely to purchase our life and long-term care insurance products but more likely to purchase certain annuity products. In addition, such individuals that are existing policyholders will be more likely to permit their policies to lapse.

If we were to gain access to the same genetic or medical information as our prospective policyholders and contractholders, then we would be able to take this information into account in pricing our life and long-term care insurance policies and annuity contracts. However, there are a number of regulatory proposals that would make genetic and other medical information confidential and unavailable to insurance companies. The U.S. Senate has approved a bill that would prohibit group health plans, health insurers and employers from making enrollment decisions or adjusting premiums on the basis of genetic testing information. This legislation is now pending before a committee at the House of Representatives. Legislators in certain states also have introduced similar legislation. If these regulatory proposals were enacted, prospective policyholders and contractholders would only disclose this information if they chose to do so voluntarily. These factors could lead us to reduce sales of products affected by these regulatory proposals and could result in a deterioration of the risk profile of our portfolio, which could lead to payments to our policyholders and contractholders that are higher than we anticipated.

Medical advances also could lead to new forms of preventative care. Preventative care could extend the life and improve the overall health of individuals. If this were to occur, the duration of payments under certain of our annuity products likely would increase, thereby reducing net earnings in that business.

We may face losses if there are significant deviations from our assumptions regarding the future persistency of our insurance policies and annuity contracts.

The prices and expected future profitability of our insurance and deferred annuity products are based in part upon expected patterns of premiums, expenses and benefits, using a number of assumptions, including those related to persistency, which is the probability that a policy or contract will remain in-force from one period to the next. The effect of persistency on profitability varies for different products. For most of our life insurance, group life and health insurance, and deferred annuity products, actual persistency that is lower than our persistency assumptions could have an adverse impact on profitability, especially in the early years of a policy or contract primarily because we would be required to accelerate the amortization of expenses we deferred in connection with the acquisition of the policy or contract. For the years ended December 31, 2004, 2003 and 2002, persistency in our life insurance and fixed annuity businesses has been slightly higher than assumed, while persistency in our variable annuity and certain group life and health insurance products has been slightly lower than we had assumed.

For our long-term care insurance and some other health insurance policies, actual persistency in later policy durations that is higher than our persistency assumptions could have a negative impact on profitability. If these policies remain in-force longer than we assumed, then we could be required to make greater benefit payments than we had anticipated when we priced these products. This risk is particularly significant in our long-term care insurance business because we do not have the experience history that we have in many of our other businesses. As a result, our ability to predict persistency for long-term care insurance is more limited than for many other products. Some of our long-term care insurance policies have experienced higher persistency than we had assumed, which has resulted in adverse claims experience.

Because our assumptions regarding persistency experience are inherently uncertain, reserves for future policy benefits and claims may prove to be inadequate if actual persistency experience is different from those assumptions. Although some of our products permit us to increase premiums during the life of the policy or contract, we cannot guarantee that these increases would be sufficient to maintain profitability. Moreover, many of our products do not permit us to increase premiums or limit those increases during the life of the policy or contract. Significant deviations in experience from pricing expectations regarding persistency could have an adverse effect on the profitability of our products.

Regulation XXX may have an adverse effect on our financial condition and results of operations by requiring us to increase our statutory reserves for term life and universal life insurance or incur higher operating costs.

The Model Regulation entitled “Valuation of Life Insurance Policies,” commonly known as “Regulation XXX,” requires insurers to establish additional statutory reserves for term and universal life insurance policies with long-term premium guarantees. Virtually all our newly issued term and universal life insurance business is now affected by Regulation XXX.

In response to this regulation, we have increased term and universal life insurance statutory reserves and changed our premium rates for term life insurance products. We also have implemented reinsurance and capital management actions to mitigate the impact of Regulation XXX. However, we cannot assure you that there will not be regulatory or other challenges to the actions we have taken to date. The result of those challenges could require us to increase statutory reserves or incur higher operating costs. Any change to or repeal of Regulation XXX could reduce the competitive advantage of our reinsurance and capital management actions in response to Regulation XXX and could adversely affect our market position in the life insurance market.

We also cannot assure you that we will be able to continue to implement actions to mitigate the impact of Regulation XXX on future sales of term and universal life insurance products. If we are unable to continue to implement those actions, we may be required to increase statutory reserves, incur higher operating costs than we currently anticipate, or reduce our sales of these products. We also may have to implement measures that may be disruptive to our business. For example, because term and universal life insurance are particularly price-sensitive products, any increase in premiums charged on these products in order to compensate us for the increased statutory reserve requirements or higher costs of reinsurance may result in a significant loss of volume and adversely affect our life insurance operations.

If demand for long-term care insurance continues to decline, we will not be able to execute our strategy to expand our business in this market.

We have devoted significant resources to developing our long-term care insurance business, and our growth strategy relies partly upon continued growth of this market. In recent years, however, sales of individual long-term care insurance have declined. Annualized first-year premiums for individual long-term care insurance peaked in 2002 at approximately $1.0 billion and decreased by 7% in 2003 and 25% in 2004, according to LIMRA International. We believe this decrease was due primarily to decisions by several providers to cease offering long-term care insurance, to raise premiums on in-force policies and/or to introduce new products with higher prices. These actions resulted in decreased purchases of long-term care insurance products and have caused some distributors to reduce their sales focus on these products. As a result, our annualized first-year premiums of long-term care insurance decreased from $257 million for the year ended December 31, 2002 to $240 million and $162 million for the years ended December 31, 2003 and 2004, respectively. If the market for long-term care insurance continues to decline, we may be unable to realize our growth strategy in this area and our financial condition and results of operations could be adversely affected.

Changes in tax laws could make some of our products less attractive to consumers.

Changes in tax laws could make some of our products less attractive to consumers. For example, in May 2003, U.S. President George Bush signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003,

which reduced the federal income tax that investors are required to pay on long-term capital gains and on some dividends paid on stock. This reduction may provide an incentive for some of our customers and potential customers to shift assets into mutual funds and away from products, including annuities, designed to defer taxes payable on investment returns. Because the income taxes payable on long-term capital gains and some dividends paid on stock have been reduced, investors may decide that the tax-deferral benefits of annuity contracts are less advantageous than the potential after-tax income benefits of mutual funds or other investment products that provide dividends and long-term capital gains. A shift away from annuity contracts and other tax-deferred products would reduce our income from sales of these products, as well as the assets upon which we earn investment income.

We cannot predict whether any other legislation will be enacted, what the specific terms of any such legislation will be or how, if at all, this legislation or any other legislation could have an adverse effect on our financial condition and results of operations.

Changes in U.S. federal and state securities laws may affect our operations and our profitability.

U.S. federal and state securities laws apply to investment products that are also “securities,” including variable annuities and variable life insurance policies. As a result, some of our subsidiaries and the policies and contracts they offer are subject to regulation under these federal and state securities laws. Our insurance subsidiaries’ separate accounts are registered as investment companies under the Investment Company Act of 1940. Some variable annuity contracts and variable life insurance policies issued by our insurance subsidiaries also are registered under the Securities Act of 1933. Other subsidiaries are registered as broker-dealers under the Securities Exchange Act of 1934 and are members of, and subject to, regulation by the National Association of Securities Dealers, Inc. In addition, some of our subsidiaries also are registered as investment advisers under the Investment Advisers Act of 1940.

Securities laws and regulations are primarily intended to ensure the integrity of the financial markets and to protect investors in the securities markets or investment advisory or brokerage clients. These laws and regulations generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the conduct of business for failure to comply with those laws and regulations. Changes to these laws or regulations that restrict the conduct of our business could have an adverse effect on our financial condition and results of operations.

Risks Relating to Our Mortgage Insurance Segment

Fannie Mae, Freddie Mac and a small number of large mortgage lenders exert significant influence over the U.S. mortgage insurance market.

Our mortgage insurance products protect mortgage lenders and investors from default-related losses on residential first mortgage loans made primarily to home buyers with high loan-to-value mortgages—generally, those home buyers who make down payments of less than 20% of their home’s purchase price. The largest purchasers and guarantors of mortgage loans in the U.S. are Fannie Mae and Freddie Mac, which were created by Congressional charter to ensure that mortgage lenders have sufficient funds to continue to finance home purchases. For the nine months ended September 30, 2004, Fannie Mae purchased approximately 21.3% of all the mortgage loans originated in the U.S., and Freddie Mac purchased approximately 14.8%, according to statistics published by Inside the GSEs. Fannie Mae’s and Freddie Mac’s charters generally prohibit them from purchasing any mortgage with a face amount that exceeds 80% of the home’s value, unless that mortgage is insured by a qualified insurer or the mortgage seller retains at least a 10% participation in the loan or agrees to repurchase the loan in the event of default. As a result, high loan-to-value mortgages purchased by Fannie Mae or Freddie Mac generally are insured with private mortgage insurance. These provisions in Fannie Mae’s and Freddie Mac’s charters create much of the demand for private mortgage insurance in the U.S. For the year ended December 31, 2004, Fannie Mae and Freddie Mac purchased approximately 68% of the flow mortgage loans that we insured. As a result, a change in these provisions relating to their purchase or guarantee activity could have an adverse effect on our financial condition and results of operations.

In addition, increasing consolidation among mortgage lenders in recent years has resulted in significant customer concentration for mortgage insurers. Ten mortgage lenders accounted for approximately 27% of our flow new insurance written for the year ended December 31, 2004.

As a result of the significant concentration in mortgage originators and purchasers, Fannie Mae, Freddie Mac and the largest mortgage lenders possess substantial market power which enables them to influence our business and the mortgage insurance industry in general. Although we actively monitor and develop our relationships with Fannie Mae, Freddie Mac and our largest mortgage lending customers, a deterioration in any of these relationships, or the loss of business from any of our key customers, could have an adverse effect on our financial condition and results of operations.

Our mortgage insurance business is one of the members of the Mortgage Insurance Companies of America, or MICA. In 1999, several large mortgage lenders and a coalition of financial services and housing-related trade associations, including MICA, formed FM Watch, now known as FM Policy Focus, a lobbying organization that supports expanded federal oversight and legislation relating to the role of Fannie Mae and Freddie Mac. Fannie Mae and Freddie Mac have criticized and lobbied against the positions taken by FM Policy Focus. These lobbying activities could, among other things, polarize Fannie Mae, Freddie Mac and members of FM Policy Focus. As a result of this possible polarization, our relationships with Fannie Mae and Freddie Mac may limit our opportunities to do business with some mortgage lenders, and our relationships with mortgage lenders who are members of FM Policy Focus may limit our ability to do business with Fannie Mae and Freddie Mac, as well as with mortgage lenders who are not members of FM Policy Focus and are opposed to these efforts. Any of these outcomes could have an adverse effect on our financial condition and results of operations.

Results from investigations into Fannie Mae’s and Freddie Mac’s accounting practices, disclosures and other matters may result in legislative or regulatory changes governing the operations of Freddie Mac, Fannie Mae and other government-sponsored enterprises, which could adversely affect the results of our U.S. mortgage insurance business.

Fannie Mae and Freddie Mac are subject to ongoing investigations regarding their accounting practices, disclosures and other matters. These investigations may contribute to changes in legislation and regulations governing their operations and the operations of other government-sponsored enterprises. We cannot predict whether any such legislation or regulations will be enacted or adopted, how they may affect the operations of Fannie Mae, Freddie Mac or other government-sponsored enterprises, or how they may affect our operations, financial condition and results of operations.

A decrease in the volume of high loan-to-value home mortgage originations or an increase in the volume of mortgage insurance cancellations could result in a decline in our revenue.

We provide mortgage insurance primarily for high loan-to-value mortgages. Factors that could lead to a decrease in the volume of high loan-to-value mortgage originations include:

•	a change in the level of home mortgage interest rates;

•	a decline in economic conditions generally, or in conditions in regional and local economies;

•	the level of consumer confidence, which may be adversely affected by economic instability, war or terrorist events;

•	declines in the price of homes;

•	adverse population trends, including lower homeownership rates;

•	high rates of home price appreciation, which in times of heavy refinancing affect whether refinanced loans have loan-to-value ratios that require mortgage insurance; and

•	changes in government housing policy encouraging loans to first-time homebuyers.

A decline in the volume of high loan-to-value mortgage originations would reduce the demand for mortgage insurance and, therefore, could have an adverse effect on our financial condition and results of operations.

In addition, a significant percentage of the premiums we earn each year in our U.S. mortgage insurance business are renewal premiums from insurance policies written in previous years. We estimate that approximately 85% and 70% of our gross premiums written for the years ended December 31, 2004 and 2003, respectively, were renewal premiums. As a result, the length of time insurance remains in force is an important determinant of our mortgage insurance revenues. Fannie Mae, Freddie Mac and many other mortgage investors in the U.S. generally permit a homeowner to ask his loan servicer to cancel his mortgage insurance when the principal amount of the mortgage falls below 80% of the home’s value. Factors that tend to reduce the length of time our mortgage insurance remains in force include:

•	declining interest rates, which may result in the refinancing of the mortgages underlying our insurance policies with new mortgage loans that may not require mortgage insurance or that we do not insure;

•	significant appreciation in the value of homes, which causes the size of the mortgage to decrease below 80% of the value of the home and enables the borrower to request cancellation of the mortgage insurance; and

•	changes in mortgage insurance cancellation requirements under applicable federal law or mortgage insurance cancellation practices by mortgage lenders and investors.

These factors contributed to a decrease in our U.S. policy persistency rates from 57% for the year ended December 31, 2002 to 46% for the year ended December 31, 2003. Although U.S. policy persistency rates increased to 65% for the year ended December 31, 2004, a further increase in the volume of mortgage insurance cancellations in the U.S. generally would reduce the amount of our insurance in force and have an adverse effect on our financial condition and results of operations. These factors are less significant in our international mortgage insurance operations because we generally receive a single payment for mortgage insurance at the time a loan closes, and this premium typically is not refundable if the policy is canceled.

Continued increases in the volume of “simultaneous second” mortgages could have an adverse effect on the U.S. market for mortgage insurance.

High loan-to-value mortgages can consist of two simultaneous loans, known as “simultaneous seconds,” comprising a first mortgage with a loan-to-value ratio of 80% and a simultaneous second mortgage for the excess portion of the loan, instead of a single mortgage with a loan-to-value ratio of more than 80%. Simultaneous second loans are also often known as “80-10-10 loans” because they often comprise a first mortgage with an 80% loan-to-value ratio, a second mortgage with a 10% loan-to-value ratio and the remaining 10% paid in cash by the buyer, rather than a single mortgage with a 90% loan-to-value ratio.

Over the past several years, the volume of simultaneous second loans as an alternative to loans requiring private mortgage insurance has increased substantially. We believe this recent increase reflects the following factors:

•	the lower monthly cost of simultaneous second loans compared to the cost of mortgage insurance, due to of the current low-interest-rate environment and the emerging popularity of 15- and 30-year amortizing and adjustable rate simultaneous seconds;

•	the tax deductibility in most cases of interest on a second mortgage, in contrast to the non-deductibility of mortgage insurance payments;

•	negative consumer, broker and realtor perceptions about mortgage insurance; and

•	the desire by some investors to hold second mortgages.

Further increases in the volume of simultaneous seconds may cause corresponding decreases in the use of mortgage insurance for high loan-to-value mortgages, which could have an adverse effect on our financial condition and results of operations.

The amount of mortgage insurance we write could decline significantly if mortgage lenders and investors select other alternatives to private mortgage insurance to protect against default risk or if lenders select lower coverage levels of mortgage insurance.

Lenders may seek to mitigate their mortgage default risks through a variety of alternatives to private mortgage insurance other than simultaneous second mortgages. These alternatives include:

•	using government mortgage insurance programs, including those of the FHA, the VA and Canada Mortgage and Housing Corporation, or CMHC;

•	holding mortgages in their own loan portfolios and self-insuring;

•	using programs, such as those offered by Fannie Mae and Freddie Mac, requiring lower mortgage insurance coverage levels;

•	originating and securitizing loans in mortgage-backed securities whose underlying mortgages are not insured with private mortgage insurance or which are structured so that the risk of default lies with the investor, rather than a private mortgage insurer; and

•	using credit default swaps or similar instruments, instead of private mortgage insurance, to transfer credit risk on mortgages.

A decline in the use of private mortgage insurance in connection with high loan-to-value home mortgages for any reason would reduce the size of the mortgage insurance market and could have an adverse effect on our financial condition and results of operations.

Our claims expenses would increase and our results of operations would suffer if the rate of defaults on mortgages covered by our mortgage insurance increases or the severity of such defaults exceeds our expectations.

Our premium rates vary with the perceived risk of a claim on the insured loan, which takes into account factors such as the loan-to-value ratio, our long-term historical loss experience, whether the mortgage provides for fixed payments or variable payments, the term of the mortgage, the borrower’s credit history and the level of documentation and verification of the borrower’s income and assets. We establish renewal premium rates for the life of a mortgage insurance policy upon issuance, and we cannot cancel the policy or adjust the premiums after the policy is issued. As a result, we cannot offset the impact of unanticipated claims with premium increases on policies in force, and we cannot refuse to renew mortgage insurance coverage. The premiums we agree to charge upon writing a mortgage insurance policy may not adequately compensate us for the risks and costs associated with the coverage we provide for the entire life of that policy.

The long-term profitability of our mortgage insurance business depends upon the accuracy of our pricing assumptions. If defaults on mortgages increase because of an economic downturn or for reasons we failed to take into account adequately, we would be required to make greater claim payments than we planned when we priced our policies. Future claims on our mortgage insurance policies may not match the assumptions made in our pricing. An increase in the amount or frequency of claims beyond the levels contemplated by our pricing assumptions could have an adverse effect on our financial condition and results of operations. In recent years, our results of operations have benefited from historically low loss ratios because of significant home price appreciation and low levels of defaults. Increases from these recent historic lows could have an adverse effect on our financial condition and results of operations.

As of December 31, 2004, approximately 80% of our U.S. mortgage insurance risk in force and 72% of our international mortgage insurance risk in force had not yet reached its anticipated highest claim frequency years, which are generally between the third and seventh year of the loan. As a result, we expect our loss experience on these loans will increase as policies continue to age. If the claim frequency on the risk in force significantly exceeds the claim frequency that was assumed in setting premium rates, our financial condition, results of operations and cash flows would be adversely affected.

We also provide mortgage insurance for “Alt A” loans, which are originated under programs in which there is a reduced level of verification or disclosure of the borrower’s income or assets. Alt A loans represented 2.8%, 1.9% and 2.5% of our risk in force as of December 31, 2004, 2003 and 2002, respectively. Alt A loans typically have a higher default rate than fully documented loans, and we generally charge higher premiums for mortgage insurance on Alt A loans than on fully documented loans. If defaults on Alt A loans are higher than the assumptions we made in pricing our mortgage insurance on those loans, then we would be required to make greater claims payments than we had projected, which could have an adverse effect on our financial condition and results of operations.

A deterioration in economic conditions may adversely affect our loss experience in mortgage insurance.

Losses in our mortgage insurance business generally result from events, such as reduction of income, unemployment, divorce, illness and inability to manage credit and interest-rate levels that reduce a borrower’s ability to continue to make mortgage payments. The amount of the loss we suffer, if any, depends in part on whether the home of a borrower who defaults on a mortgage can be sold for an amount that will cover unpaid principal and interest and the expenses of the sale. A deterioration in economic conditions generally increases the likelihood that borrowers will not have sufficient income to pay their mortgages and can also adversely affect housing values, which increases our risk of loss.

A substantial economic downturn across the entire U.S. could have a significant adverse effect on our financial condition and results of operations. We also may be particularly affected by economic downturns in states where a large portion of our business is concentrated. As of December 31, 2004, approximately 50% of our risk in force was concentrated in 10 states, with 8% in Florida, 7% in Texas and 6% in New York. Similarly, our mortgage insurance operations in Canada, Australia and the U.K. are concentrated in the largest cities in those countries. Continued and prolonged adverse economic conditions in these states or cities could result in high levels of claims and losses, which could have an adverse effect on our financial condition and results of operations.

A significant portion of our risk in force consists of loans with high loan-to-value ratios, which generally result in more and larger claims than loans with lower loan-to-value ratios.

Mortgage loans with higher loan-to-value ratios typically have claim incidence rates substantially higher than mortgage loans with lower loan-to-value ratios. In our U.S. mortgage insurance business as of December 31, 2004:

•	16% of our risk in force consisted of mortgage loans with original loan-to-value ratios greater than 95%;

•	41% of our risk in force consisted of mortgage loans with original loan-to-value ratios greater than 90% but less than or equal to 95%;

•	41% of our risk in force consisted of mortgage loans with original loan-to-value ratios greater than 80% but less than or equal to 90%; and

•	2% of our risk in force consisted of mortgage loans with original loan-to-value ratios less than or equal to 80%.

In Canada, Australia and New Zealand, the risks of having a portfolio with a significant portion of high loan-to-value mortgages are greater than in the U.S. and Europe because we generally agree to cover 100% of the losses associated with mortgage defaults in those markets, compared to percentages in the U.S. and Europe that are typically 12% to 35% of the loan amount. In our non-U.S. mortgage insurance business as of December 31, 2004:

•	less than 1% of our risk in force consisted of mortgage loans with original loan-to-value ratios greater than 95%;

•	24% of our risk in force consisted of mortgage loans with original loan-to-value ratios greater than 90% but less than or equal to 95%;

•	38% of our risk in force consisted of mortgage loans with original loan-to-value ratios greater than 80% but less than or equal to 90%; and

•	37% of our risk in force consisted of mortgage loans with original loan-to-value ratios less than or equal to 80%.

Although mortgage insurance premiums for higher loan-to-value ratio loans generally are higher than for loans with lower loan-to-value ratios, the difference in premium rates may not be sufficient to compensate us for the enhanced risks associated with mortgage loans bearing higher loan-to-value ratios.

We cede a portion of our U.S. mortgage insurance business to mortgage reinsurance companies affiliated with our mortgage lending customers, and this reduces our profitability.

We, like other mortgage insurers, offer opportunities to our mortgage lending customers that are designed to allow them to participate in the risks and rewards of the mortgage insurance business. Many of the major mortgage lenders with which we do business have established captive mortgage reinsurance subsidiaries. These reinsurance subsidiaries assume a portion of the risks associated with the lender’s insured mortgage loans in exchange for a percentage of the premiums. In most cases, our reinsurance coverage is an “excess of loss” arrangement with a limited band of exposure for the reinsurer. This means that we are required to pay the first layer of losses arising from defaults in the covered mortgages, the reinsurer indemnifies us for the next layer of losses, and we pay any losses in excess of the reinsurer’s obligations. The effect of these arrangements historically has been a reduction in the profitability and return on capital of this business to us. Approximately 70% of our primary new risk written as of December 31, 2004 was subject to captive mortgage reinsurance, compared to approximately 75% as of December 31, 2003. Premiums ceded to these reinsurers were approximately $143 million, $139 million and $113 million for the years ended December 31, 2004, 2003 and 2002, respectively. These premium cessions have adversely affected our profitability and could further reduce profitability if the terms of these arrangements require greater premium cessions.

If efforts by Fannie Mae and Freddie Mac to reduce the need for mortgage insurance are successful, they could adversely affect the results of our U.S. mortgage insurance business.

Freddie Mac has sought changes to the provisions of its Congressional charter that requires private mortgage insurance for low-down-payment mortgages and has lobbied the U.S. Congress for amendments that would permit Fannie Mae and Freddie Mac to use alternative forms of default loss protection or otherwise forego the use of private mortgage insurance. In October 1998, the U.S. Congress passed legislation to amend Freddie Mac’s charter to give it flexibility to use credit enhancements other than private mortgage insurance for downpayment mortgages. Although this charter amendment was quickly repealed, we cannot predict whether similar legislation may be proposed or enacted in the future.

Fannie Mae and Freddie Mac have the ability to implement new eligibility requirements for mortgage insurers. They also have the authority to increase or reduce required mortgage insurance coverage percentages and to alter or liberalize underwriting standards on low-down-payment mortgages they purchase. We cannot predict the extent to which any new requirements may be enacted or how they may affect the operations of our mortgage insurance business, our capital requirements and our products.

Changes in the policies of the Federal Home Loan Banks could reduce the demand for U.S. mortgage insurance.

The Federal Home Loan Banks, or FHLBs, purchase single-family conforming mortgage loans originated by participating member institutions. Although the FHLBs are not required to purchase insurance for mortgage loans, they currently use mortgage insurance on substantially all mortgage loans with a loan-to-value ratio above 80% and have become a source of new business for us. If the FHLBs were to reduce their purchases of mortgage loans, purchase uninsured mortgage loans or increase the loan-to-value ratio threshold above which they require mortgage insurance, the market for mortgage insurance could decrease, and our mortgage insurance business could be adversely affected.

We compete with government-owned and government-sponsored entities in our mortgage insurance business, and this may put us at a competitive disadvantage on pricing and other terms and conditions.

Our mortgage insurance business competes with many different government-owned and government sponsored entities in the U.S., Canada and some European countries. In the U.S., these entities include principally the FHA and, to a lesser degree, the VA, Fannie Mae and Freddie Mac, as well as local and state housing finance agencies. In Canada, we compete with the CMHC, a Crown corporation owned by the Canadian government. In Europe, these entities include public mortgage guarantee facilities in a number of countries.

Those competitors may establish pricing terms and business practices that may be influenced by motives such as advancing social housing policy or stabilizing the mortgage lending industry, which may not be consistent with maximizing return on capital or other profitability measures. In addition, those governmental entities typically do not have the same capital requirements that we and other mortgage insurance companies have and therefore may have financial flexibility in their pricing and capacity that could put us at a competitive disadvantage in some respects. In the event that a government-owned or sponsored entity in one of our markets determines to reduce prices significantly or alter the terms and conditions of its mortgage insurance or other credit enhancement products in furtherance of social or other goals rather than a profit motive, we may be unable to compete in that market effectively, which could have an adverse effect on our financial condition and results of operations.

We compete in Canada with the CMHC, which is owned by the Canadian government and, as a sovereign entity, provides mortgage lenders with 100% capital relief from bank regulatory requirements on loans that it insures. In contrast, lenders receive only 90% capital relief on loans we insure. CMHC also operates the Canadian Mortgage Bond Program, which provides lenders the ability to efficiently guaranty and securitize their mortgage loan portfolios. If we are unable to effectively distinguish ourselves competitively with our Canadian mortgage lender customers, we may be unable to compete effectively with the CMHC as a result of the more favorable capital relief it can provide or the other products and incentives that it offers to lenders.

Changes in regulations that affect the mortgage insurance business could affect our operations significantly and could reduce the demand for mortgage insurance.

In addition to the general regulatory risks that are described above under “—Our insurance businesses are heavily regulated, and changes in regulation may reduce our profitability and limit our growth,” we are also affected by various additional regulations relating particularly to our mortgage insurance operations.

U.S. federal and state regulations affect the scope of our competitors’ operations, which has an effect on the size of the mortgage insurance market and the intensity of the competition in our mortgage insurance business. This competition includes not only other private mortgage insurers, but also U.S. federal and state governmental and quasi-governmental agencies, principally the FHA, and to a lesser degree, the VA, which are governed by federal regulations. Increases in the maximum loan amount that the FHA can insure, and reductions in the mortgage insurance premiums the FHA charges, can reduce the demand for private mortgage insurance. The FHA has also streamlined its down-payment formula and made FHA insurance more competitive with private mortgage insurance in areas with higher home prices. These and other legislative and regulatory changes could cause demand for private mortgage insurance to decrease.

Our U.S. mortgage insurance business, as a credit enhancement provider in the residential mortgage lending industry, also is subject to compliance with various federal and state consumer protection and insurance laws, including the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Homeowners Protection Act, the Federal Fair Credit Reporting Act, the Fair Debt Collection Practices Act and others. Among other things, these laws prohibit payments for referrals of settlement service business, require fairness and non-discrimination in granting or facilitating the granting of credit, require cancellation of insurance and refund of unearned premiums under certain circumstances, govern the circumstances under which companies may obtain and use consumer credit information, and define the manner in which companies may pursue collection activities. Changes in these laws or regulations could adversely affect the operations and profitability of our mortgage insurance business. For example, the Department of Housing and Urban Development is considering a rule that would exempt certain mortgages that provide a single price for a package of settlement services from the prohibition in the Real Estate Settlement Procedures Act, or RESPA, against payments for referrals of settlement service business. If mortgage insurance were included among the settlement services that, when offered as a package, would be exempt from this prohibition, then mortgage lenders would have greater leverage in obtaining business concessions from mortgage insurers.

The Office of Thrift Supervision recently amended its capital regulations to increase from 80% to 90% the loan-to-value threshold in the definition of a “qualifying mortgage loan.” The capital regulations assign a lower risk weight to qualifying mortgage loans than to non-qualifying loans. As a result, these new regulations no longer penalize mortgage lenders for retaining loans that have loan-to-value ratios between 80% and 90% without credit enhancements. Other regulators, including the U.S. Federal Deposit Insurance Corporation, also have raised corresponding loan-to-value thresholds for qualifying mortgage loans from 80% to 90%.

Lenders and loan aggregators also have faced new liabilities and compliance risks posed by state and local laws which have been enacted in recent years to combat “predatory lending” practices. In February 2003 and March 2004, the Ney-Lucas Responsible Lending Act of 2003 and the Prohibit Predatory Lending Act of 2004, respectively, were introduced in the U.S. House of Representatives but were not enacted into law. These or similar bills, if reintroduced and enacted, would, among other things, prohibit certain lending practices on high cost mortgages and limit the liability of persons who comply with the law. It is unclear in what form, if any, such bills will be enacted or what impact they would have on our business and the mortgage lending, securitization, and insurance industries generally.

Regulations in Canada require the use of mortgage insurance for all mortgage loans extended by banks, trust companies and insurers with loan-to-value ratios greater than 75%. In February 2005, as part of a periodic review of the federal financial services regulatory framework, the Canadian Department of Finance issued a consultation document seeking comment on a wide variety of potential initiatives relating to the regulation of financial services, including whether to remove the statutory requirement for mortgage insurance on all loans with loan-to-value ratios greater than 75%. The removal of the statutory requirement for mortgage insurance, in whole or in part, may result in a reduction in the amount of business we write in future years in Canada.

We have an agreement with the Canadian government under which it guarantees the benefits payable under a mortgage insurance policy, less 10% of the original principal amount of an insured loan, in the event that we fail to make claim payments with respect to that loan because of insolvency. This guarantee provides that the government has the right to review the terms of the guarantee in certain circumstances, including if GE’s ownership of our Canadian mortgage insurance company decreases below 50%. When GE reduces its equity ownership of us to below 50%, that reduction would permit the Canadian government to review the terms of its guarantee and could lead to a termination of the guarantee for any new insurance written after the termination. Although we believe the Canadian government will preserve the guarantee to maintain competition in the Canadian mortgage insurance industry, any adverse change in the guarantee’s terms and conditions or termination of the guarantee could have an adverse effect on our ability to continue offering mortgage insurance products in Canada.

The Australian Prudential Regulatory Authority, or APRA, regulates all financial institutions in Australia, including general, life and mortgage insurance companies. APRA also determines the capital requirements for depository institutions and provides for reduced capital requirements for depository institutions that insure residential mortgages with loan-to-value ratios above 80% (in the case of standard loans) and, from October 1, 2004, with loan-to-value ratios above 60% (in the case of non-standard type loans). APRA’s regulations currently require APRA-regulated lenders to determine the criteria for determining if a loan is a non-standard type loan. APRA currently is proposing to increase the capital requirements that govern mortgage insurers in Australia, particularly in the event of a severe recession accompanied by a significant decline in housing values. If, after completing its review process, APRA concludes that the capital requirements that currently govern mortgage insurers are not sufficient and decides to increase the amount of capital required for mortgage insurers, we may, depending on the amount of such increase, be required to increase the capital in our Australian mortgage insurance business. This would reduce our returns on capital from those operations.

We believe the revisions to a set of regulatory rules and procedures governing global bank capital standards that were introduced by the Basel Committee of the Bank for International Settlements, known as Basel II, may encourage growth of international mortgage insurance. Basel II has been designed to reward banks that have developed effective risk management systems by allowing them to hold less capital than banks with less effective systems. Basel II was finalized and issued in June 2004; however, its adoption by individual countries is ongoing. Therefore, we cannot predict the benefits that ultimately will be provided to lenders, or how any such benefits may affect the opportunities for the growth of mortgage insurance. If countries implement Basel II in a manner that does not reward lenders for using mortgage insurance as a credit risk mitigant on high loan-to-value mortgage loans, or if lenders conclude that mortgage insurance does not provide sufficient capital incentives, then we may have to revise our product offerings to meet the new requirements and our results of operations may be adversely affected.

Our U.S. mortgage insurance business could be adversely affected by legal actions under RESPA.

RESPA prohibits paying lenders for the referral of settlement services, including mortgage insurance. This precludes us from providing services to mortgage lenders free of charge, charging fees for services that are lower than their reasonable or fair market value, and paying fees for services that others provide that are higher than their reasonable or fair market value. In addition, RESPA prohibits persons from giving or accepting any portion or percentage of a charge for a real estate settlement service, other than for services actually performed. A number of lawsuits, including some that were class actions, have challenged the actions of private mortgage insurers, including our company, under RESPA, alleging that the insurers have provided or received products or services at improperly set prices in return for the referral of mortgage insurance. We and several other mortgage insurers, without admitting any wrongdoing, reached a settlement in these cases, which includes an injunction that prohibited certain specified practices and details the basis on which mortgage insurers may provide or receive agency pool insurance, captive mortgage reinsurance, contract underwriting and other products and services and be deemed to be in compliance with RESPA. The injunction expired on December 31, 2003, and it is possible that plaintiffs will institute new litigation against private mortgage insurers, including us, to renew the injunction or to seek damages under RESPA. We also cannot predict whether our competitors will change their pricing structure or business practices now that the injunction has expired, which could require us to alter our pricing structure or business practices in response to their actions or suffer a competitive disadvantage, or whether any services we or they provide to mortgage lenders could be found to violate RESPA or any future injunction that might be issued. In addition, U.S. federal and state officials are authorized to enforce RESPA and to seek civil and criminal penalties, and we cannot predict whether these proceedings might be brought against us or other mortgage insurers. Any such proceedings could have an adverse effect on our financial condition and results of operations.

Our U.S. mortgage insurance business could be adversely affected by legal actions under the Federal Fair Credit Reporting Act.

Two actions have been filed against us in Illinois, each seeking certification of a nationwide class of consumers who allegedly were required to pay for our private mortgage insurance at a rate higher than our “lowest available rate,” based upon credit information we obtained. Each action alleges that the Federal Fair Credit Reporting Act, or the FCRA, requires notice to such borrowers and that we violated the FCRA by failing to give such notice. The plaintiffs in one action allege in the complaint that they are entitled to “actual damages” and “damages within the Court’s discretion of not more than $1,000 for each separate violation” of the FCRA. The plaintiffs in the other action allege that they are entitled to “appropriate actual, punitive and statutory damages” and “such other or further relief as the Court deems proper.” Similar cases also were filed against six other mortgage insurers. We intend to vigorously defend against the actions to which we are a party, but we cannot predict their outcome.

Potential liabilities in connection with our U.S. contract underwriting services could have an adverse effect on our financial condition and results of operations.

We offer contract underwriting services to many of our mortgage lenders in the U.S., pursuant to which our employees and contractors work directly with the lender to determine whether the data relating to a borrower and a proposed loan contained in a mortgage loan application file complies with the lender’s loan underwriting guidelines or the investor’s loan purchase requirements. In connection with that service, we also compile the application data and submit it to the automated underwriting systems of Fannie Mae and Freddie Mac, which independently analyze the data to determine if the proposed loan complies with their investor requirements.

Under the terms of our contract underwriting agreements, we agree to indemnify the lender against losses incurred in the event that we make material errors in determining whether loans processed by our contract underwriters meet specified underwriting or purchase criteria, subject to contractual limitations on liability. As a result, we assume credit and interest rate risk in connection with our contract underwriting services. Worsening economic conditions, a deterioration in the quality of our underwriting services or other factors could cause our contract underwriting liabilities to increase and have an adverse effect on our financial condition and results of operations. Although we have established reserves to provide for potential claims in connection with our contract underwriting services, we have limited historical experience that we can use to establish reserves for these potential liabilities, and these reserves may not be adequate to cover liabilities that may arise.

If the European mortgage insurance market does not grow as we expect, we will not be able to execute our strategy to expand our business into this market.

We have devoted resources to marketing our mortgage insurance products in Europe, and we plan to continue these efforts. Our growth strategy depends partly upon the development of favorable legislative and regulatory policies throughout Europe that support increased homeownership and provide capital relief for institutions that insure their mortgage loan portfolios with private mortgage insurance. In furtherance of these policies, we have collaborated with government agencies to develop bank regulatory capital requirements that provide incentives to lenders to implement risk transfer strategies such as mortgage insurance, as well as governmental policies that encourage homeownership as a wealth accumulation strategy for borrowers with limited resources to make large down payments. We have invested, and we will continue to invest, significant resources to advocate such a regulatory environment at the national and pan-European levels. However, if European legislative and regulatory agencies fail to adopt these policies, then the European markets for high loan-to-value lending and mortgage insurance may not expand as we currently anticipate, and our growth strategy in those markets may not be successful.

Risks Relating to Our Separation from GE

Our separation from GE could adversely affect our business and profitability due to GE’s strong brand and reputation.

As a subsidiary of GE, our businesses have marketed many of their products using the “GE” brand name and logo, and we believe the association with GE has provided many benefits, including:

•	a world-class brand associated with trust, integrity and longevity;

•	perception of high-quality products and services;

•	preferred status among our customers, independent sales intermediaries and employees;

•	strong capital base and financial strength; and

•	established relationships with U.S. federal and state and non-U.S. regulators.

Our separation from GE following our corporate reorganization and the IPO could adversely affect our ability to attract and retain highly qualified independent sales intermediaries and dedicated sales specialists for our products. In addition, because of our separation from GE, some of our existing policyholders, contractholders and other customers may choose to stop doing business with us, and this could increase our rate of surrenders and withdrawals in our policies and contracts. In addition, other potential policyholders and contractholders may decide not to purchase our products because of our separation from GE.

We cannot accurately predict the effect that our separation from GE will have on our sales intermediaries, customers or employees. The risks relating to our separation from GE could materialize at various times in the future, including:

•	when GE reduces its ownership in our common stock to a level below 50%; and

•	when we cease using the GE name and logo in our sales and marketing materials, particularly when we deliver notices to our distributors and customers that the names of some of our insurance subsidiaries will change.

We only have the right to use the GE brand name and logo for a limited period of time. If we fail to establish in a timely manner a new, independently recognized brand name with a strong reputation, our revenue and profitability could decline.

Since the completion of the IPO, our corporate name has been “Genworth Financial, Inc.” We and our insurance and other subsidiaries may use the GE brand name and logo in marketing our products and services for only a limited period of time. Pursuant to a transitional trademark license agreement, GE granted us the right to use the “GE” mark and the “GE” monogram for up to five years after the IPO in connection with our products and services. GE also granted us the right to use “GE,” “General Electric” and “GE Capital” in the corporate names of our subsidiaries until the earlier of twelve months after the date on which GE owns less than 20% of our outstanding common stock and May 24, 2009. When our right to use the GE brand name and logo expires, we may not be able to maintain or enjoy comparable name recognition or status under our new brand. In addition, insurance regulators in the U.S. and the other countries where we do business could require us to accelerate the transition to our independent brand. If we are unable to successfully manage the transition of our business to our new brand, our reputation among our independent sales intermediaries, customers and employees could be adversely affected.

Our historical and pro forma financial information is not necessarily representative of the results we would have achieved as a stand-alone company and may not be a reliable indicator of our future results.

The historical and pro forma financial information incorporated by reference in this prospectus does not reflect the financial condition, results of operations or cash flows we would have achieved as a stand-alone company during the periods presented or those we will achieve in the future. This is primarily a result of the following factors:

•	Our historical financial information reflects certain businesses that were not included in our company following the completion of our corporate organization and the IPO. For a description of the components of our historical financial information;

•	Our historical and pro forma financial results reflect allocations of corporate expenses from GE. Those allocations may be different from the comparable expenses we would have incurred had we operated as a stand-alone company;

•	Significant changes in our cost structure, management, financing and business operations have occurred as a result of our separation from GE. As a result, the costs reflected in our historical and pro forma financial statements may not represent our costs in future periods with respect to reduced economies of scale; stand-alone costs for services currently provided by GE; marketing and legal entity transition expenses related to building a company brand identity separate from GE; the need for additional personnel to perform services previously provided by GE; and the legal, accounting, compliance and other costs associated with being a public company with listed equity. See “—The terms of our arrangements with GE may be more favorable than we would be able to obtain from an unaffiliated third party. We may be unable to replace the services GE provides us in a timely manner or on comparable terms;”

•	Our separation from GE and the adoption of our new brand may have an adverse effect on our relationships with distributors, customers, employees and regulators and government officials, which could result in reduced sales, increased policyholder terminations and withdrawals, increased regulatory scrutiny and disruption to our business operations;

•	Under some of our agreements, our separation from GE allows the other party to the agreement to terminate the agreement pursuant to a change of control provision, which may be triggered when GE’s ownership of our company decreases to less than 50%. If the other party to any of these agreements does not wish to continue the agreement, then we may be required to terminate or modify our existing agreement or seek alternative arrangements, which could result in reduced sales, increased costs or other disruptions to our business; and

•	The pro forma financial information incorporated by reference in this prospectus gives effect to several significant transactions that we implemented prior to the completion of the IPO, including the reinsurance transactions with UFLIC, as if those transactions had already been consummated. The unaudited pro forma financial information gives effect to these transactions as if each had occurred as of January 1, 2004. This pro forma financial information is based upon available information and assumptions that we believe are reasonable. However, this pro forma financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what our results of operations would have been had those transactions occurred as of January 1, 2004, nor what they may be in the future.

The terms of our arrangements with GE may be more favorable than we would be able to obtain from an unaffiliated third party. We may be unable to replace the services GE provides us in a timely manner or on comparable terms.

We and GE entered into a transition services agreement and other agreements in connection with the IPO. Pursuant to these arrangements, GE and its affiliates agreed to provide us with a variety of services, including investment management, treasury, payroll and other financial services, human resources and employee benefit services, legal services, information systems and network services, and procurement and sourcing support.

We negotiated these arrangements with GE in the context of a parent-subsidiary relationship. Although GE is contractually obligated to provide us with services during the terms of these arrangements, we cannot assure you that these services will be sustained at the same level after the expiration of those arrangements, or that we will be able to replace these services in a timely manner or on comparable terms. Other agreements with GE also govern the relationship between us and GE and provide for the allocation of employee benefit, tax and other liabilities and obligations attributable or related to periods or events prior to the IPO. They also contain terms and provisions that may be more favorable than terms and provisions we might have obtained in arm’s-length negotiations with unaffiliated third parties. When GE ceases to provide services pursuant to those arrangements, our costs of procuring those services from third parties may increase.

In addition, under the transition services agreement and other agreements, GE is obligated to provide us with certain services only so long as GE owns more than 50% of our outstanding common stock. We have been preparing for the transition of these services from GE to us or to third-party providers. However, we cannot assure you that we will be in position to complete the transition of those services by the time that GE ceases to own more than 50% of our outstanding common stock.

We have agreed to make payments to GE based on the projected amounts of certain tax savings, and these payments will remain fixed even if, because of insufficient taxable income or as a result of reduced tax rates, our actual tax savings are less than projected.

We entered into a tax matters agreement with GE in connection with the IPO. We refer to this agreement as the Tax Matters Agreement. Under the Tax Matters Agreement, we have an obligation to pay to GE a fixed amount over approximately 18 years. This fixed obligation equals 80% of the tax savings we are projected to realize (subject to a maximum amount) as a result of the tax elections made in connection with our separation from GE. The estimated present value of our fixed obligation as of the completion of the IPO was $389 million. Our obligation to GE could change, however, if the facts or assumptions on which we base our projections are not borne out, and the present value of our obligations may increase as a result. However, except for specified contingent benefits and excluding interest on payments we defer, our total payments to GE will not exceed $640 million. Although the Tax Matters Agreement generally provides for increases or reductions to our payment obligations if the current facts and assumptions underlying the projected tax savings prove inaccurate, it does not provide for reductions in our obligations if we fail to generate sufficient income to realize the projected tax savings or if our actual tax savings are reduced as a result of reduced tax rates. In these circumstances, we will remain obligated to pay to GE the fixed obligation, as initially projected or subsequently adjusted, even though it exceeds 80%, or even 100%, of the tax savings we actually realize. If the amounts we are obligated to pay to GE remain fixed while the tax savings we actually realize decline, there could be a material adverse effect on our financial condition and results of operations.

In the event of a change in control of our company, our obligations under the Tax Matters Agreement could accelerate, and we cannot assure you that we will have sufficient funds to meet these obligations.

In some circumstances, such as a change in control over the management and policies of our company (other than through a sale of our stock by GE), the amounts we owe under the Tax Matters Agreement could accelerate, and the amounts then due and payable could be substantial. The acceleration of payments would be subject to the approval of certain state insurance regulators, and we are obligated to use our reasonable best efforts to seek these approvals. In the event these approvals are granted and the acceleration of payments does occur, we cannot assure you that we will have sufficient funds available to meet these accelerated obligations when due. If we do not have sufficient funds available, we may seek to fund these obligations from dividends or other payments from our subsidiaries, but we cannot be certain that they will have sufficient funds available or be permitted to transfer them to us. See “—As a holding company, we depend on the ability of our subsidiaries to transfer funds to us to pay dividends and to meet our obligations.” We also may seek to fund these obligations from the proceeds of the issuance of debt or equity securities or the sale of assets, but we cannot assure you that we will be able to successfully issue any securities or consummate an asset sale.

Under the Tax Matters Agreement, GE controls certain tax returns and audits that can result in tax liability for us.

Under the Tax Matters Agreement, GE has retained control over the preparation and filing, as well as the contests, audits and amendments or other changes of certain pre-IPO federal income tax returns with respect to which we remain liable for taxes. In addition, determinations regarding the allocation to us of responsibility to pay taxes for pre-IPO periods will be made by GE in its reasonable discretion. Although the Tax Matters Agreement provides that we are not liable for taxes resulting from returns filed or matters settled by GE without our consent if the return or settlement position is found to be unreasonable, taking into account both the liability that we incur and any non-Genworth tax benefit, it is possible that we will pay more taxes than we would have paid if we were permitted to control such matters.

GE has significant control over us and may not exercise its control in a way that benefits our public securityholders.

As of the date hereof, GEFAHI owns approximately 52% of our outstanding common stock. GE has indicated that it expects, subject to market conditions, to reduce its ownership over the next two years as we transition to full independence. GE has also informed us that, in any event, it expects to reduce its interest in us to below 50% by value by May 27, 2006 (in satisfaction of a condition to a tax ruling secured in connection with the IPO). GE has adopted a formal Plan of Divestiture embodying this expectation to reduce its interest below 50% and has represented to the Internal Revenue Service, or IRS, that it will accomplish the divestiture. The adverse financial consequences to GE from a failure to effect the divestiture below 50% are significant. However, so long as GE continues to beneficially own more than 50% of our outstanding voting stock, GE generally will be able to determine the outcome of many corporate actions requiring stockholder approval. GE, in its capacity as the beneficial holder of all outstanding shares of our Class B Common Stock, also has the right to elect a majority of the members of our board of directors so long as it continues to beneficially own more than 50% of our outstanding common stock and will have the right to elect a decreasing percentage of the members of our board of directors as its beneficial ownership of our common stock decreases. In addition, until the first date on which GE owns less than 20% of our outstanding common stock, the prior affirmative vote or written consent of GE is required for the following actions (subject in each case to certain agreed exceptions):

•	a merger involving us or any of our subsidiaries (other than mergers involving our subsidiaries to effect acquisitions for a price less than or equal to $700 million and acquisitions for a price less than or equal to $1 billion at any time that GEFAHI owns 45% or less of our outstanding common stock);

•	acquisitions by us or our subsidiaries of the stock or assets of another business for a price (including assumed debt) in excess of $700 million (other than acquisitions for a price less than or equal to $1 billion at any time that GEFAHI owns 45% or less of our outstanding common stock);

•	dispositions by us or our subsidiaries of assets in a single transaction or a series of related transactions for a price (including assumed debt) in excess of $700 million;

•	incurrence or guarantee of debt by us or our subsidiaries in excess of $700 million outstanding at any one time or that would reasonably be expected to result in a negative change in any of our credit ratings, which does not apply to debt incurred in connection with our corporate reorganization, the $1.9 billion of senior notes issued in June 2004, $500 million of commercial paper, intercompany debt (within Genworth) or liabilities under certain agreed excluded transactions (provided that any debt (other than debt incurred under our five-year revolving credit facilities to fund liabilities under funding agreements or guaranteed investment contracts issued by our subsidiaries that are regulated life insurance companies, or cash payments in connection with insurance policy surrenders and withdrawals) in excess of $500 million outstanding at any one time incurred under those credit facilities or our commercial paper program will be subject to the $700 million limitation described above);

•	issuance by us or our subsidiaries of capital stock or other securities convertible into capital stock;

•	dissolution, liquidation or winding up of our company; and

•	alteration, amendment, termination or repeal, or adoption of any provision inconsistent with, certain provisions of our certificate of incorporation or our bylaws.

GE also can exercise control over our company pursuant to agreements that we entered into with GE in connection with the IPO and our separation from GE.

Because GE’s interests may differ from your interests, actions GE takes with respect to us, as our controlling stockholder, and with respect to those corporate actions requiring its prior affirmative written consent described above, may not be favorable to you.

We derive a significant portion of the premiums in our payment protection insurance business from transactions with GE.

For the years ended December 31, 2004, 2003 and 2002, GE’s consumer finance division and other related GE entities accounted for 42%, 19% and 14% of our payment protection insurance gross written premiums, respectively. In early 2004, we entered into a five-year agreement, subject to certain early termination provisions, that extends our relationship with GE’s consumer finance division and provides us with the right to be the exclusive provider of payment protection insurance in Europe for GE’s consumer finance operations in jurisdictions where we offer these products. However, if GE determines not to offer payment protection insurance, we may not be able to replace those revenues on a timely basis, and our financial condition and results of operations could suffer.

If GE engages in the same type of business we conduct, our ability to successfully operate and expand our business may be hampered.

Our certificate of incorporation provides that, subject to any contractual provision to the contrary, GE will have no obligation to refrain from:

•	engaging in the same or similar business activities or lines of business as us; or

•	doing business with, or in competition with, any of our clients, customers or vendors.

GE is a diversified technology and services company with significant financial services businesses, including consumer finance, asset management and insurance activities. GE is engaged in the marketing of supplemental life insurance, including accidental death and dismemberment coverage and in the marketing and underwriting of dental and vision insurance, medical stop-loss insurance and primary property and casualty insurance. In addition, GE operates a significant reinsurance business, including life reinsurance, a life insurance business in the U.K. and a savings and pension business in France. Because of GE’s significant financial resources, GE could have a significant competitive advantage over us should it decide to engage in businesses that compete with any of the businesses we conduct.

GE has generally agreed not to use the “GE” mark or the “GE” monogram or the name “General Electric” until May 24, 2009 in connection with the marketing or underwriting on a primary basis of life insurance, long-term care insurance, annuities, or group life and health insurance in the U.S., or of auto insurance products in Mexico, and the underwriting or issuing of mortgage insurance products anywhere in the world. GE’s agreement to restrict the use of its brand will terminate earlier upon the occurrence of certain events, including termination of our transitional trademark license agreement with GE and our discontinuation of the use of the “GE” mark or the “GE” monogram. In addition, GE Consumer Finance, the consumer finance division of GE, has generally agreed to distribute on an exclusive basis our payment protection insurance products in certain European countries for five years, unless earlier terminated.

Conflicts of interest may arise between us and GE that could be resolved in a manner unfavorable to us.

Questions relating to conflicts of interest may arise between us and GE in a number of areas relating to our past and ongoing relationships. Five of our directors were designated to our board of directors by GE. One of these directors is both an officer and director of GE, and the other four of these directors are also officers of GE. These directors and a number of our officers own substantial amounts of GE stock and options to purchase GE stock, and all of them participate in GE pension plans. Ownership interests of our directors or officers in GE shares, or service as a director or officer of both our company and GE, could give rise to potential conflicts of interest when a director or officer is faced with a decision that could have different implications for the two companies. These potential conflicts could arise, for example, over matters such as the desirability of an acquisition opportunity, employee retention or recruiting, or our dividend policy.

The corporate opportunity policy set forth in our certificate of incorporation addresses potential conflicts of interest between our company, on the one hand, and GE and its officers and directors who are directors of our company, on the other hand. Although these provisions are designed to resolve conflicts between us and GE fairly, we cannot assure you that any conflicts will be so resolved.

Risks Relating to Our Common Stock

Future sales of a substantial number of shares of our common stock may depress the price of our shares.

If our stockholders sell a large number of shares of our common stock, or if we issue a large number of shares of our common stock in connection with future acquisitions, financings, or other circumstances, the market price of shares of our common stock could decline significantly. Moreover, the perception in the public market that our stockholders might sell shares of our common stock could depress the market price of those shares.

GE has indicated that it expects, subject to market conditions, to reduce its ownership in us over the next two years as we transition to full independence. As a result, GE could sell all or a substantial portion of the remaining interest in our common stock in the near future. In connection with the IPO, we granted GE demand and “piggyback” registration rights with respect to the shares of our common stock. GE may exercise its demand and piggyback registration rights, and any shares so registered will be freely tradable in the public market, except for shares acquired by any of our affiliates.

Applicable laws, provisions of our certificate of incorporation and by-laws and our Tax Matters Agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests.

Applicable laws, provisions of our certificate of incorporation and by-laws and our Tax Matters Agreement may delay, deter, prevent or render more difficult a takeover attempt that our stockholders might consider in their best interests. For example, they may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

Various states and non-U.S. jurisdictions in which our insurance companies are domiciled or deemed domiciled must approve any acquisition of or change in control of those insurance companies. Under most states’ statutes, an entity is presumed to have control of an insurance company if it owns, directly or indirectly, 10% or more of the voting stock of that insurance company. These regulatory restrictions may delay, deter or prevent a potential merger or sale of our company, even if our board of directors decides that it is in the best interests of stockholders for us to merge or be sold. These restrictions also may delay sales by us or acquisitions by third parties of our subsidiaries.

Section 203 of the Delaware General Corporation Law may affect the ability of an “interested stockholder” to engage in certain business combinations, including mergers, consolidation or acquisitions of additional shares, for a period of three years following the time that the stockholder becomes an “interested stockholder.” An “interested stockholder” is defined to include persons owning directly or indirectly 15% or more of the outstanding voting stock of a corporation. However, our certificate of incorporation provides that we will not be governed by Section 203 of the Delaware General Corporation Law until GE reduces its ownership interest in us to less than 15% of our outstanding common stock.

Our certificate of incorporation and by-laws include provisions that may have anti-takeover effects and may delay, deter or prevent a takeover attempt that our stockholders might consider in their best interests. For example, our certificate of incorporation and by-laws:

•	permit our board of directors to issue one or more series of preferred stock;

•	limit the ability of stockholders to remove directors;

•	limit the ability of stockholders to fill vacancies on our board of directors;

•	limit the ability of stockholders to call special meetings of stockholders and take action by written consent; and

•	impose advance notice requirements for stockholder proposals and nominations of directors to be considered at stockholder meetings.

Under our Tax Matters Agreement with GE, if any person or group of persons other than GE or its affiliates gains the power to direct the management and policies of our company (other than through a sale of our stock by GE), we could become obligated immediately to pay to GE the total present value of all tax benefit payments due to GE under the agreement from the time of the change in control until the end of the 25-year term of the agreement. The estimated present value of our fixed obligation as of the completion of the IPO was $389 million. Similarly, if any person or group of persons other than us or our affiliates gains effective control of one of our subsidiaries (other than through a sale of our stock by GE), we could become obligated to pay to GE the total present value of all such payments due to GE allocable to that subsidiary, unless the subsidiary assumes the obligation to pay these future amounts under the Tax Matters Agreement and certain conditions are met. The acceleration of payments would be subject to the approval of certain state insurance regulators, and we are obligated to use our reasonable best efforts to seek these approvals. This feature of the agreement could adversely affect a potential merger or sale of our company. It could also limit our flexibility to dispose of one or more of our subsidiaries, with adverse implications for any business strategy dependent on such dispositions.

Forward-Looking Statements

Some of the statements in this prospectus under “Risk Factors,” in the documents incorporated by reference into this prospectus and in any supplement to this prospectus include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for our future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. We believe that these factors include, but are not limited to, those described under “Risk Factors,” and elsewhere in the information contained or incorporated into this prospectus, and in any prospectus supplement. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Use of Proceeds

Unless otherwise stated in the prospectus supplement accompanying this prospectus, we will use the net proceeds from the sale of any debt securities, preferred stock and debt warrants offered hereby for general corporate purposes. Such general corporate purposes may include, but are not limited to, the funding of our insurance operations, reducing or refinancing our indebtedness or the indebtedness of our subsidiaries, financing possible acquisitions and redeeming outstanding securities. Pending such use, the net proceeds may be invested temporarily in short-term, interest-bearing, investment-grade securities or similar assets. The prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of securities. We do not have any present plans for the use of any such proceeds in any future acquisition.

Cash proceeds we receive upon the future settlement of the stock purchase contracts underlying the Equity Units also will be used as described in the preceding paragraph. See “Description of Equity Units.”

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

For purposes of determining the ratio of earnings to fixed charges, “earnings” consist of earnings from continuing operations before taxes and accounting changes plus fixed charges from continuing and discontinued operations. “Fixed charges” consist of (1) interest expense on short-term and long-term borrowings, (2) interest credited to policyholders on annuities and financial products, and (3) the portion of operating leases that are representative of the interest factor.

	Three months ended March 31, 2005	Year ended December 31,
		2004	2003	2002	2001	2000
Ratio of earnings to fixed charges	2.16	1.98	1.74	1.94	1.99	2.10

Securities Offered

Using this prospectus, we may sell shares of our Class A Common Stock pursuant to the early settlement option of the stock purchase contracts underlying our Equity Units, as described under “Description of Equity Units” and “Plan of Distribution of the Class A Common Stock.” We also may offer and sell debt securities, preferred stock and debt warrants. We registered these securities with the SEC using a “shelf” registration statement. This “shelf” registration statement allows us to offer any combination of these securities. Each time we offer securities, we must provide a prospectus supplement that describes the specific term of the securities. The prospectus supplement also may provide new information or update the information in this prospectus.

We estimate that our expenses for this registration will be approximately $283,000.

In the following descriptions of the securities offered by this prospectus, the words “we,” “us” and “our” refer only to Genworth Financial, Inc. and not to any of its subsidiaries.

Description of Debt Securities

General

The following description of the terms of the debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities.

The debt securities will be issued in one or more series under an indenture, dated as of June 15, 2004, between us and JPMorgan Chase Bank, N.A., as trustee. The statements herein relating to the debt securities and the indenture are summaries and are subject to the detailed provisions of the indenture. The descriptions below do not restate the indenture and do not contain all the information you may find useful. We urge you to read the indenture because it, and not the summary below, defines your rights as a holder of our debt securities. If you would like to read the indenture, it is on file with the SEC, as described under “Where You Can Get More Information.” Whenever we refer to particular sections or defined terms in an indenture, those sections and definitions are incorporated by reference. The indenture is subject to and governed by the Trust Indenture Act of 1939.

We will describe in the applicable prospectus supplement the terms of the series of debt securities that we may offer and the supplemental indenture relating to such series of debt securities. These terms will include the following:

•	the designation and the aggregate principal amount of the debt securities of the series;

•	any limit upon the aggregate principal amount of the debt securities of the series which may be issued;

•	the date or dates on which the principal and premium, if any, of the debt securities of the series is payable;

•	the rate or rates, or the method of determination thereof, at which the debt securities of the series shall bear interest, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable and the record dates for the determination of holders to whom interest is payable;

•	the currency of the debt securities of the series and the currency in which payments on the debt securities of the series are payable;

•	the price or prices at which, the period or periods within which and the terms and conditions upon which debt securities of the series may be redeemed, in whole or in part, at our option, pursuant to any sinking fund or otherwise;

•	our obligation, if any, to redeem, purchase or repay debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the price at which or process by which and the period or periods within which and the terms and conditions upon which debt securities of the series shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;

•	the denominations in which debt securities of the series shall be issuable;

•	any events of default, if different from the existing events of default under the indenture;

•	the exchanges, if any, on which the debt securities may be listed;

•	the trustee, if different from the existing trustee under the indenture; and

•	any other terms of the series, which terms shall not be inconsistent with the provisions of the indenture.

Unless otherwise specified in the prospectus supplement, we will compute interest payments on the basis of a 360-day year consisting of twelve 30-day months.

Unless otherwise specified in the applicable prospectus supplement, each series of debt securities will be issued as fully registered debt securities (to be deposited with the depositary or its custodian) and in denominations of $1,000 or integral multiples thereof.

The indenture does not limit the aggregate amount of debt securities that we may issue. We may issue debt securities under the indenture up to the aggregate principal amount authorized by our board of directors from time to time. The indenture does not limit our ability to incur senior, subordinated or secured debt, or our ability, or that of any of our existing or future subsidiaries, to incur other indebtedness and other liabilities or issue preferred stock.

We may from time to time, without the consent of the holders of debt securities of a particular series, reopen such series of debt securities and issue additional debt securities having the same ranking and the same interest rate, maturity and other terms as such series of debt securities, except for the public offering price and the issue date. Any additional debt securities having similar terms, together with the debt securities of such series, will constitute a single series of debt securities under the indenture and will be fungible with the previously issued debt securities to the extent specified in the applicable pricing supplement. No additional debt securities may be issued if an event of default has occurred and is continuing with respect to the series of which such debt securities are a part.

The trustee will initially be the registrar and paying agent for the debt securities. The trustee will maintain an office in the Borough of Manhattan, the City of New York where we will pay the principal and premium, if any, on the debt securities and you may present the debt securities for registration of transfer and exchange.

We are a holding company and conduct substantially all of our operations through subsidiaries. However, the debt securities will be obligations exclusively of Genworth Financial, Inc. Unless the debt securities are guaranteed by our subsidiaries, they will be structurally subordinated to all debt and other liabilities of our subsidiaries (including liabilities to policyholders and contractholders), which means that creditors of our subsidiaries will be paid from their assets before holders of the debt securities would have any claims to those assets.

As a holding company, dividends from our subsidiaries and permitted payments to us under our tax sharing arrangements with our subsidiaries will be our principal sources of cash to pay principal and interest on the debt securities and meet our other obligations. The payment of dividends and other distributions to us by our insurance subsidiaries is regulated by insurance laws and regulations. In general, dividends in excess of prescribed limits are deemed “extraordinary” and require insurance regulatory approval. The ability of our insurance subsidiaries to pay dividends to us is also subject to various conditions imposed by the rating agencies for us to maintain our ratings.

Events of Default

Unless otherwise provided in any prospectus supplement, any of the following events will constitute an event of default under the indenture with respect to any debt securities:

•	failure to pay interest on such series of debt securities for thirty days past the applicable due date;

•	failure to pay the principal amount of, or premium, if any, on such series of debt securities when due (whether at maturity or otherwise);

•	failure to observe or perform any other covenant or agreement in the indenture, which continues for 60 days after written notice from the trustee or holders of at least 25% of the outstanding principal amount of such series of debt securities as provided in the indenture;

•	acceleration of more than $100 million of our indebtedness for borrowed money by its terms if the acceleration is not rescinded or annulled within 10 days after written notice from the trustee or holders of at least 25% of the outstanding principal amount of such series of debt securities as provided in the indenture, provided that this event of default will be remedied, cured or waived without further action upon the part of either the trustee or any of the holders if the default under our other indebtedness is remedied, cured or waived’ and

•	specified events relating to the bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries.

The term “significant subsidiary” has the same meaning as the definition of that term set forth in Rule 1-02 of Regulation S-X as promulgated by the SEC.

Remedies

If an event of default arising from specified events of the bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries occurs, the principal amount of all outstanding debt securities will become due and payable immediately, without further action or notice on the part of the holders of the debt securities or the trustee. If any other event of default with respect to a series of debt securities occurs, the trustee or the holders of not less than 25% in principal amount of outstanding debt securities of such series may declare the principal amount of the debt securities of such series to be due and payable immediately, by a notice in writing to us, and to the trustee if given by holders. Upon that declaration the principal amount of such series of debt securities will become immediately due and payable. However, at any time after a declaration has been made or such series of debt securities have otherwise become due and payable, but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of outstanding debt securities of such series may, subject to conditions specified in the indenture, rescind and annul that declaration or acceleration and its consequences.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default then exists, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at your request, order or direction, unless you have offered to the trustee reasonable security or indemnity. Subject to the provisions for the security or indemnification of the trustee and otherwise in accordance with the conditions specified in the indenture, the holders of a majority in principal amount of outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for and remedy available to the trustee, or exercising any trust or power conferred on the trustee in connection with the debt securities of such series.

Notice of Default

The trustee will, within 90 days after the occurrence of a default with respect to a series of debt securities, mail to the holders of such debt securities notice of such default relating to such series of debt securities, unless such default has been cured or waived. However, the Trust Indenture Act and the indenture currently permit the trustee to withhold notices of defaults (except for certain payment defaults) if the trustee in good faith determines the withholding of such notices to be in the interests of the holders.

We will furnish the trustee with an annual statement as to our compliance with the conditions and covenants in the indenture.

Legal Proceedings and Enforcement of Right of Payment

You will not have any right to institute any proceeding in connection with the indenture or for any remedy under the indenture, unless you have previously given to the trustee written notice of a continuing event of default with respect to the debt securities. In addition, the holders of at least 25% in principal amount of the outstanding debt securities of a series must have made written request, and offered reasonable indemnity, to the trustee to institute that proceeding as trustee, and, within 60 days following the receipt of that notice, the trustee must not have received from the holders of a majority in principal amount of the outstanding debt securities of such series a direction inconsistent with that request, and must have failed to institute the proceeding. However, you will have an absolute right to receive payment of the principal of, premium, if any, and interest on that debt security at the place, time, rate and in the currency expressed in the indenture and the debt security and to institute a suit for the enforcement of that payment.

Consolidation, Merger and Conveyance of Assets as an Entirety; No Financial Covenants

We agreed in the indenture that we will not merge or consolidate with any other person or sell, convey, transfer, or otherwise dispose of all or substantially all of our assets unless:

•	either we are the continuing corporation or the successor person is a corporation or limited liability company organized under the laws of the U.S. or any state thereof or the District of Columbia and this other person expressly assumes all of our obligations under the indenture and the debt securities; and

•	we are not, or such successor entity is not, immediately after such merger, consolidation, sale, conveyance, transfer or other disposition, in default in the performance of any obligations thereunder.

In case of any such consolidation, merger, sale, conveyance (other than by way of lease), transfer or other disposition, and upon any such assumption by the successor corporation or limited liability company, such successor corporation or limited liability company shall succeed to and be substituted for us, with the same effect as if it had been named in the indenture as us and we shall be relieved of any further obligations under the indenture and under the debt securities.

The indenture does not contain any financial or other similar restrictive covenants.

Modification of Indenture

We may enter into supplemental indentures for the purpose of modifying or amending the indenture with respect to any series of debt securities with the consent of holders of at least a majority in aggregate principal amount of debt securities of such series. However, the consent of each holder affected is required for any amendment:

•	to change the stated maturity of principal of, or any installment of principal of or interest on, any debt security,

•	to reduce the rate of or extend the time for payment of interest, if any, on any debt security or to alter the manner of calculation of interest payable on any debt security (except as part of any interest rate reset),

•	to reduce the principal amount or premium, if any, on any debt security,

•	to make the principal of, premium, if any, or interest on any debt security payable in a different currency,

•	to reduce the percentage in principal amount of any series of debt securities, the holders of which are required to consent to any supplemental indenture or to any waiver of any past default or event of default,

•	to change any place of payment where the debt securities or interest thereon is payable,

•	to modify the interest rate reset provisions of any debt security,

•	to impair the right of any holder of the debt securities to bring a lawsuit for the enforcement of any payment on or after the stated maturity of any debt security, or

•	to modify provisions of the indenture relating to waiver of defaults or amendment of the indenture, except to increase the percentage in principal amount of debt securities whose holders must consent to an amendment or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected by the modification or waiver.

In addition, we and the trustee with respect to the indenture may enter into supplemental indentures without the consent of the holders of the debt securities for one or more of the following purposes:

•	to evidence that another corporation or limited liability company has become our successor under the provisions of the indenture relating to consolidations, mergers, and sales of assets and that the successor assumes our covenants, agreements, and obligations in the indenture and in the debt securities,

•	to add to our covenants further covenants, restrictions, conditions, or provisions for the protection of the holders of all or any series of the debt securities, and to make a default in any of these additional covenants, restrictions, conditions, or provisions a default or an event of default under the indenture,

•	to cure any ambiguity, to correct or supplement any provisions that may be defective or inconsistent with any other provision or to make such other provisions in regard to matters or questions arising under the indenture that do not adversely affect the interests of any holders of debt securities, provided that any amendment made solely to conform the provisions of the indenture to the description of the debt securities contained in the prospectus or other offering document pursuant to which the debt securities were sold will not be deemed to adversely affect the interests of the holders of the debt securities,

•	to modify or amend the indenture to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act of 1939 as then in effect,

•	to add guarantees with respect to any series of the debt securities or to secure any series of the debt securities, and

•	to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the debt securities.

Defeasance of Indenture

We have the right to terminate all of our obligations under the indenture with respect to any series of debt securities (other than the obligation to pay interest on and the principal of the debt securities and certain other obligations) at any time by depositing in trust with the trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of, premium, if any, and interest, if any, on the debt securities of such series to their maturity or redemption, as the case may be, and complying with certain other conditions, including delivery to the trustee of an opinion of counsel, to the effect that you will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

In addition, we have the right at any time to terminate all of our obligations under the indenture with respect to any series of debt securities, other than (1) your right to receive, solely from the trust fund described below, payments of principal of, and interest on, such series of debt securities when due, and (2) certain obligations relating to the defeasance trust and obligations to register the transfer or exchange of the debt securities, to replace mutilated, lost or stolen debt securities, to maintain a registrar and paying agent in respect of the debt securities, to pay compensation to, and expenses of, the trustee, and with respect to the resignation or removal of the trustee, by depositing in trust with the trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of, premium, if any, and interest, if any, on the debt securities of such series to their maturity or redemption, as the case may be, and complying with certain other conditions, including delivery to the trustee of an opinion of counsel or a ruling received from the Internal

Revenue Service, to the effect that you will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which opinion of counsel is based upon a change in the applicable federal tax law since the date of the indenture.

Original Issue Discount Securities

Debt securities may be sold at a substantial discount below their stated principal amount and may bear no interest or interest at a rate which at the time of issuance is below market rates. Important federal income tax consequences and special considerations applicable to any such debt securities will be described in the applicable prospectus supplement.

Indexed Securities

If the amount of payments of principal of, and premium, if any, or any interest on, debt securities of any series is determined with reference to any type of index or formula or changes in prices of particular securities or commodities, the federal income tax consequences, specific terms and other information with respect to such debt securities and such index or formula and securities or commodities will be described in the applicable prospectus supplement.

Foreign Currencies

If the principal of, and premium, if any, or any interest on, debt securities of any series are payable in a foreign or composite currency, the restrictions, elections, federal income tax consequences, specific terms and other information with respect to such debt securities and such currency will be described in the applicable prospectus supplement.

Miscellaneous Provisions

The indenture provides that certain series of debt securities, including those for which payment has been deposited or set aside in trust as described under “—Satisfaction and Discharge” below, will not be deemed to be “outstanding” in determining whether the holders of the requisite principal amount of the outstanding debt securities have given or taken any demand, direction, consent or other action under the indenture as of any date, or are present at a meeting of holders for quorum purposes.

We will be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities issued under the indenture entitled to give or take any demand, direction, consent or other action under the indenture, in the manner and subject to the limitations provided in the indenture. If such a record date is set for any action to be taken by holders of a particular series of debt securities issued under the indenture, such action may be taken only by persons who are holders of such debt securities on the record date.

Satisfaction and Discharge

The indenture will generally cease to be of any further effect with respect to any series of debt securities, if:

•	we have delivered to the trustee for cancellation all outstanding debt securities of such series (with certain limited exceptions), or

•	all debt securities of such series not previously delivered to the trustee for cancellation have become due and payable or are by their terms to become due and payable within one year, and we have deposited with the trustee as trust funds the entire amount sufficient to pay all of the outstanding debt securities,

•	and if, in either case, we also pay or cause to be paid all other sums payable under the indenture by us.

The indenture will be deemed satisfied and discharged when no debt securities remain outstanding and when we have paid all other sums payable by us under the indenture.

Any monies and U.S. government obligations deposited with the trustee for payment of principal of, and interest and premium, if any, on, the debt securities and not applied but remaining unclaimed by the holders of the debt securities for two years after the date upon which the principal of, and interest and premium, if any, on, the debt securities, as the case may be, shall have become due and payable, shall be repaid to us by the trustee on written demand. Thereafter, the holder of such debt securities may look only to us for payment thereof.

Resignation and Removal of the Trustee; Deemed Resignation

The trustee may resign at any time by giving written notice thereof to us. The trustee may also be removed by act of the holders of a majority in principal amount of the then outstanding debt securities of one or more series. No resignation or removal of the trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the indenture. Under certain circumstances, we may appoint a successor trustee and if the successor accepts, the trustee will be deemed to have resigned.

Governing Law

The indenture is, and any debt securities will be, governed by and construed in accordance with the laws of the State of New York.

Book-Entry System

Unless otherwise indicated in the prospectus supplement, The Depository Trust Company, or “DTC,” which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the debt securities. Unless otherwise indicated in the prospectus supplement, the debt securities will be issued as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate principal amount of each series of debt securities, will be issued and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the debt securities so long as the debt securities are represented by global security certificates.

Investors may elect to hold interests in the global debt securities through either DTC in the U.S. or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) or Euroclear Bank S. A. /N. V., as operator of the Euroclear System (the “Euroclear System”), in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and the Euroclear System will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and the Euroclear System’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank N. A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. will act as depositary for the Euroclear System (in such capacities, the “U.S. Depositaries”).

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depositary’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly, or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the debt securities held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

The Euroclear System advises that it was created in 1968 to hold securities for participants of the Euroclear System (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. The Euroclear System is operated by Euroclear Bank S. A. /N. V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear System cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to each series of debt securities held beneficially through the Euroclear System will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for the Euroclear System.

We will issue the debt securities in definitive certificated form if the depositary notifies us that it is unwilling or unable to continue as depositary or the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global security certificate may be exchanged for definitive certificated debt securities upon request by or on behalf of the depositary in accordance with customary procedures following the request of a beneficial owner seeking to exercise or enforce its rights under such debt securities. If we determine at any time that any series of debt securities shall no longer be represented by global security certificates, we will inform the depositary of such determination who will, in turn, notify participants of their right to withdraw their beneficial interest from the global security certificates, and if such participants elect to withdraw their beneficial interests, we will issue certificates in definitive form in exchange for such beneficial interests in the global security certificates. Any global debt security, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for security certificates, as the case may be, registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all debt securities represented by these certificates for all purposes under the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have the debt securities represented by these global security certificates registered in their names, and

•	will not be considered to be owners or holders of the global security certificates or any debt securities represented by these certificates for any purpose under the debt securities or the indenture.

All payments on debt securities represented by global security certificates and all transfers and deliveries of related debt securities will be made to the depositary or its nominee, as the case may be, as the holder of such securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor the trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

The information in this section concerning the depositary, its book-entry system, Clearstream, Luxembourg and the Euroclear System has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Global Clearance and Settlement Procedures

Initial settlement for the debt securities will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear System, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of debt securities received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such debt securities settled during such processing will be reported to the relevant Euroclear Participant or Clearstream Participant on such business day. Cash received in Clearstream, Luxembourg or the Euroclear System as a result of sales of the debt securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or the Euroclear System cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and the Euroclear System have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Clearstream, Luxembourg and the Euroclear System, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

Description of Debt Warrants

General

We may issue warrants to purchase debt securities under this prospectus either alone or together with debt securities. We will issue the warrants under a warrant agreements between us and a bank or trust company, as warrant agent, that we will describe in the prospectus supplement relating to the warrants that we offer.

The following description of the terms of the warrants is a summary. It summarizes only those terms of the warrants and the warrant agreement which we believe will be most important to your decision to invest in our warrants. You should keep in mind, however, that it is the warrant agreement and the warrant certificate relating to the warrants, and not this summary, which defines your rights as a warrantholder. There may be other provisions in the warrant agreement and the warrant certificate relating to the warrants which are also important to you. We urge you to read the applicable warrant agreement because it, and not the summary below, will define your rights as holders of the warrants. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of warrants and will be available as described under the heading “Where You Can Get More Information.”

We will describe in the applicable prospectus supplement the terms of warrants to purchase debt securities that we may offer, the warrant agreement relating to the debt warrants and the warrant certificates representing the debt warrants. These terms will include the following:

•	the title and the aggregate number of warrants;

•	the debt securities for which the warrants are exercisable;

•	the principal amount of debt securities that you may purchase upon exercise of each warrant, and the price or prices at which we will issue the warrants;

•	the procedures and conditions relating to the exercise of the warrants;

•	the designation and terms of any related debt securities issued with the warrants, and the number of warrants issued with each debt security;

•	the date, if any, from which you may separately transfer the warrants and the related securities;

•	the date on which your right to exercise the warrants commences, and the date on which your right expires;

•	the maximum or minimum number of the warrants which you may exercise at any time;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	any other terms of the warrants and terms, procedures and limitations relating to your exercise of the warrants; and

•	the terms of the debt securities you may purchase upon exercise of the warrants.

We will also describe in the applicable prospectus supplement any provisions for a change in the exercise price or expiration date of the warrants and the kind, frequency and timing of any notice to be given. You may exchange warrant certificates for new warrant certificates of different denominations and may exercise warrants at the corporate trust office of the warrant agent or any other office that we indicate in the applicable prospectus supplement. Prior to exercise, you will not have any of the rights of holders of the debt securities purchasable upon that exercise and will not be entitled to payments of principal, premium, if any, or interest on the debt securities purchasable upon the exercise.

Exercise of Warrants

We will describe in the prospectus supplement relating to the warrants the principal amount or the number of our debt securities that you may purchase for cash upon exercise of a warrant, and the exercise price. You may exercise a warrant as described in the prospectus supplement relating to the warrants at any time up to the close of business on the expiration date stated in the prospectus supplement. Unexercised warrants will become void after the close of business on the expiration date, or any later expiration date that we determine.

We will forward the debt securities purchasable upon the exercise as soon as practicable after receipt of payment and the properly completed and executed warrant certificate at the corporate trust office of the warrant agent or other office stated in the applicable prospectus supplement. If you exercise less than all of the warrants represented by the warrant certificate, we will issue you a new warrant certificate for the remaining warrants.

Description of Capital Stock

The following descriptions are summaries of the material terms of our amended and restated certificate of incorporation, amended and restated bylaws and relevant sections of the General Corporation Law of the State of Delaware, referred to as the DGCL. Our amended and restated certificate of incorporation and amended and restated bylaws have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and we refer to them in this prospectus as the certificate of incorporation and bylaws, respectively. The summaries of these documents are qualified in their entirety by reference to the full text of the documents.

General

Our authorized capital stock consists of 1,500,000,000 shares of Class A Common Stock, par value $0.001 per share, 700,000,000 shares of Class B Common Stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, par value $0.001 per share. As of May 31, 2005, 227,197,387 shares of Class A Common Stock and 262,588,145 shares of Class B Common Stock were issued and outstanding. As of May 30, 2005, 2,000,000 shares of our authorized preferred stock have been designated Series A Preferred Stock and are outstanding.

Common Stock

Conversion

The Class B Common Stock may only be owned by GE and its affiliates. Upon any sale or other disposition by GE of shares of Class B Common Stock to any person other than GE or an affiliate of GE, such shares of Class B Common Stock will automatically be converted into shares of Class A Common Stock. In addition, on the first date on which GE no longer beneficially owns at least 10% of our outstanding common stock, all outstanding shares of Class B Common Stock will automatically be converted into shares of Class A Common Stock, and we will no longer be authorized to issue Class B Common Stock.

Voting Rights

Except for the approval rights of the holders of the Class B Common Stock over certain corporate actions and except with respect to the election and removal of directors, the holders of Class A Common Stock and Class B Common Stock have identical rights and are entitled to one vote per share with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote. However, except as required by applicable law, holders of common stock are not entitled to vote on any matter that solely relates to the terms of any outstanding series of preferred stock or the number of shares of such series and does not affect the number of authorized shares of preferred stock or the powers, privileges and rights pertaining to the common stock.

Subject to the rights of the holders of any outstanding series of our preferred stock, our certificate of incorporation provides that until the first date on which GE owns 50% or less of the outstanding shares of our common stock, the number of authorized directors of our company will be 9. Beginning on the first date on which GE owns 50% or less but at least 10% of the outstanding shares of our common stock, the number of authorized directors of our company will be 11. Beginning on the first date on which GE owns less than 10% of the outstanding shares of our common stock, the number of authorized directors of our company will be fixed from time to time by a resolution adopted by our board of directors, but will not be less than 1 nor more than 15. Our certificate of incorporation also provides that until the first date on which GE owns less than 20% of our outstanding common stock, our board of directors will not establish an executive committee or any other committee having authority typically reserved for an executive committee.

At each election of members of our board of directors:

•	when GE owns more than 50% of our outstanding common stock, GE as the holder of the Class B Common Stock will be entitled to elect five directors and the holders of the Class A Common Stock will be entitled to elect four directors;

•	when GE owns at least 33% and no more than 50% of our outstanding common stock, GE as the holder of the Class B Common Stock will be entitled to elect four directors, the holders of the Class A Common Stock will be entitled to elect five directors, and the holders of the Class A Common Stock and the Class B Common Stock, voting together as a single class, will be entitled to elect all remaining directors entitled to be elected by the holders of our common stock;

•	when GE owns at least 20% but less than 33% of our outstanding common stock, GE as the holder of the Class B Common Stock will be entitled to elect three directors, the holders of the Class A Common Stock will be entitled to elect five directors, and the holders of the Class A Common Stock and the Class B Common Stock, voting together as a single class, will be entitled to elect all remaining directors entitled to be elected by the holders of our common stock;

•	when GE owns at least 10% but less than 20% of our outstanding common stock, GE as the holder of the Class B Common Stock will be entitled to elect one director, the holders of the Class A Common Stock will be entitled to elect five directors and the holders of the Class A Common Stock and the Class B Common Stock, voting together as a single class, will be entitled to elect all remaining directors entitled to be elected by the holders of our common stock; and

•	when GE owns less than 10% of our common stock, all shares of Class B Common Stock held by GE will automatically convert into Class A Common Stock, and the holders of the Class A Common Stock will be entitled to elect all directors entitled to be elected by the holders of our common stock.

Each director elected by the holders of the common stock will serve until the earlier of his or her death, resignation, disqualification, removal or until his successor is elected and qualified. The common stock will not have cumulative voting rights in the election of directors.

Rights to Dividends and on Liquidation, Dissolution and Winding Up

Subject to the prior rights of holders of preferred stock, if any, holders of Class A Common Stock and holders of Class B Common Stock are entitled to receive such dividends as may be lawfully declared from time to time by our board of directors. Upon any liquidation, dissolution or winding up of our company, whether voluntary or involuntary, holders of common stock will be entitled to receive such assets as are available for distribution to stockholders after there will have been paid or set apart for payment the full amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of preferred stock are entitled by the express terms of such series.

Other Rights

Our common stock does not have any preemptive, subscription, redemption or conversion rights (except for the automatic conversion of Class B Common Stock into Class A Common Stock as described under “—Common Stock—Conversion”). Subject to the approval rights of the holders of the Class B Common Stock, additional shares of authorized common stock may be issued, as determined by our board of directors from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.

Listing

The Class A Common Stock is listed for trading on the New York Stock Exchange under the symbol “GNW.”

Approval Rights of Holders of Class B Common Stock

In addition to any other vote required by law or by our certificate of incorporation, until the first date on which GE owns less than 15% of our outstanding common stock, the prior affirmative vote or written consent of

GE as the holder of the Class B Common Stock is required to authorize us to adopt or implement any stockholder rights plan or similar takeover defense measure. Also, in addition to any other vote required by law or by our certificate of incorporation, until the first date on which GE owns less than 20% of our outstanding common stock, the prior affirmative vote or written consent of GE as the holder of the Class B Common Stock is required for the following actions (subject in each case to certain agreed exceptions):

•	a merger involving us or any of our subsidiaries (other than mergers involving our subsidiaries to effect acquisitions permitted under the certificate of incorporation);

•	acquisitions by us or our subsidiaries of the stock or assets of another business for a price (including assumed debt) in excess of $700 million;

•	dispositions by us or our subsidiaries of assets in a single transaction or a series of related transactions for a price (including assumed debt) in excess of $700 million;

•	incurrence or guarantee of debt by us or our subsidiaries in excess of $700 million outstanding at any one time or that would reasonably be expected to result in a negative change in any of our credit ratings, which does not apply to debt incurred in connection with our corporate reorganization, the $1.9 billion of senior notes issued in June 2004, $500 million of commercial paper, intercompany debt (within Genworth) or liabilities under certain agreed excluded transactions (provided that any debt (other than debt incurred under our five-year revolving credit facilities to fund liabilities under funding agreements or guaranteed investment contracts issued by our subsidiaries that are regulated life insurance companies, or cash payments in connection with insurance policy surrenders and withdrawals) in excess of $500 million outstanding at any one time incurred under those credit facilities or our commercial paper program will be subject to the $700 million limitation described above);

•	issuance by us or our subsidiaries of capital stock or other securities convertible into capital stock;

•	dissolution, liquidation or winding up of our company; and

•	alteration, amendment, termination or repeal of or adoption of any provision inconsistent with, the provisions of our certificate of incorporation or our bylaws relating to our authorized capital stock, the role of our Nominating and Corporate Governance Committee, the establishment of an executive committee of our board of directors (or any committee having authority typically reserved for an executive committee), the rights granted to the holders of the Class B Common Stock, amendments to our bylaws, stockholder action by written consent, stockholder proposals and meetings, limitation of liability of and indemnification of our officers and directors, the rights of holders of our Class A Common Stock and Class B Common Stock to elect directors, the size of our board of directors, corporate opportunities and conflicts of interest between our company and GE, and Section 203 of the DGCL.

Notwithstanding the foregoing, GEFAHI has delivered to us (1) an irrevocable consent to permit us to effect acquisitions for consideration of up to $1 billion at any time that GEFAHI owns 45% or less of our outstanding common stock, and (2) an irrevocable proxy to permit us to vote GEFAHI’s shares of Class B Common Stock in favor of an amendment to our certificate of incorporation in the event that we elect to amend our certificate of incorporation to permit such acquisitions without GE’s consent.

Preferred Stock

Our certificate of incorporation authorizes our board of directors to establish one or more series of our preferred stock and to determine, with respect to any series of our preferred stock, the terms and rights of such series, including:

•	the designation of the series;

•	the number of shares of each series, which number our board of directors may thereafter, except where otherwise provided in the applicable certificate of designation, increase or decrease, but not below the number of shares thereof then outstanding;

•	the rights in respect of any dividends or method of determining such dividends payable to the holders of the shares of such series, any conditions upon which such dividends will be paid and the dates or method of determining the dates upon which such dividends will be payable;

•	whether dividends, if any, will be cumulative or noncumulative;

•	the terms of redemption, if any, for shares of the series;

•	the amount payable to holders of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs;

•	whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the terms of such conversion or exchange;

•	restrictions on the issuance of shares of the same series or of any other class or series;

•	the voting rights, if any, of the holders of the shares of the series; and

•	any other relative rights, preferences and limitations of the series.

We will describe the particular terms of any series of preferred stock in the applicable prospectus supplement relating to the offering of such preferred stock.

As of the date of this prospectus, other than the Series A Preferred Stock, no preferred stock is outstanding. We believe that the ability of our board of directors to issue one or more additional series of our preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. Subject to the approval rights of the holders of the Class B Common Stock, the authorized shares of our preferred stock, as well as shares of our common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. The New York Stock Exchange currently requires stockholder approval in several instances as a prerequisite to listing shares, including where the present or potential issuance of shares could result in an increase in the number of shares of common stock, or in the amount of voting securities outstanding, of at least 20%. If the approval of our stockholders is not required for the issuance of shares of our preferred stock or our common stock, our board of directors may determine not to seek stockholder approval.

Although our board of directors has no intention at the present time of doing so, it could issue a series of our preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue such shares based on its judgment as to the best interests of us and our stockholders. Our board of directors, in so acting, could issue our preferred stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of such stock.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and Bylaws

Board of Directors

A director of our company may be removed for cause by the affirmative vote of the holders of at least a majority of the voting power of our outstanding Class A and Class B Common Stock (and any series of preferred stock entitled to vote in the election of directors), voting together as a single class. A director elected by the holders of the Class B Common Stock may be removed from office at any time, without cause, solely by the affirmative vote of the holders of the Class B Common Stock, voting as a separate class. A director elected by the vote of the holders of our Class A Common Stock may be removed from office at any time, without cause, solely by the affirmative vote of the holders of a majority of our outstanding Class A Common Stock, voting together as a single class. A director elected by the vote of the holders of our Class A and Class B Common Stock, voting together as a single class, may be removed from office at any time, without cause, by the affirmative vote of the holders of a majority of our outstanding Class A and Class B Common Stock, voting together as a single class.

For so long as GE beneficially owns at least 10% of our outstanding common stock, vacancies in our board of directors resulting from an increase in the size of our board of directors from 9 to 11 when GE ceases to own more than 50% of our outstanding common stock (as provided by our certificate of incorporation) will be filled in the following manner:

•	the first such vacancy will be filled by the vote of a majority of the directors elected by the holders of the Class A Common Stock; and

•	the second such vacancy will be filled by the vote of a majority of the directors elected by the holders of the Class A Common Stock and the Class B Common Stock, voting together as a single class.

For so long as GE owns at least 10% of our outstanding common stock, vacancies among the directors elected by the holders of the Class B Common Stock may be filled only by the vote of a majority of the Class B Common Stock directors remaining in office or, if there are none, by the holders of the Class B Common Stock. Vacancies among the directors elected by the holders of the Class A Common Stock may be filled only by the vote of a majority of the Class A Common Stock directors remaining in office or, if there are none, by the holders of the Class A Common Stock. Vacancies among the directors elected by the holders of the Class A and Class B Common Stock voting together as a single class may be filled only by the vote of a majority of the directors elected by the holders of the Class A and Class B Common Stock remaining in office or, if there are none, by the holders of the Class A and Class B Common Stock voting together as a single class.

Stockholder action by written consent; special meetings

Our certificate of incorporation provides that except for actions taken by written consent by the holders of the Class B Common Stock with respect to matters subject to the approval only of the holders of the Class B Common Stock, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Until the first date on which GE owns less than 20% of our outstanding common stock, except as required by law and subject to the rights of the holders of any of our preferred stock, special meetings of our stockholders for any purpose or purposes may only be called by a majority of the whole board of directors or by GE as the holder of the Class B Common Stock. When GE owns less than 20% of our outstanding common stock, except as required by law and subject to the rights of the holders of any of our preferred stock, special meetings of our stockholders for any purpose or purposes may only be called by a majority of the whole board of directors or upon the written request of the holders of at least 40% of our outstanding common stock. No business other than that stated in the notice will be transacted at any special meeting. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by our board, GE or our stockholders as described above.

Advance notice requirements for nominations

Except with respect to candidates nominated for election by holders of our Class B Common Stock, our bylaws contain advance notice procedures with regard to stockholder proposals related to the nomination of candidates for election as directors. These procedures provide that notice of stockholder proposals related to stockholder nominations for the election of directors must be received by our corporate secretary, in the case of an annual meeting, no later than the close of business on the 90th day nor earlier than the close of business on the

120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, if the annual meeting is called for a date that is more than 30 days before or more than 70 days after that anniversary date, notice by the stockholder in order to be timely must be received not earlier than the close of business on the 120th day prior to such annual meeting or not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement is first made by us of the date of such meeting. If the number of directors to be elected to our board of directors at an annual meeting is increased and there is no public announcement by us naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to our corporate secretary not later than the close of business on the tenth day following the day on which such public announcement is first made by us.

Stockholder nominations for the election of directors at a special meeting must be received by our corporate secretary no earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by our board of directors to be elected at such meeting.

A stockholder’s notice to our corporate secretary must be in proper written form and must set forth information related to the stockholder giving the notice and the beneficial owner (if any) on whose behalf the nomination is made, including:

•	the name and record address of the stockholder and the beneficial owner;

•	the class and number of shares of our capital stock which are owned beneficially and of record by the stockholder and the beneficial owner;

•	a representation that the stockholder is a holder of record of our stock entitled to vote at that meeting and that the stockholder intends to appear in person or by proxy at the meeting to bring the nomination before the meeting; and

•	a representation whether the stockholder or the beneficial owner intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee, or otherwise to solicit proxies from stockholders in support of such nomination.

As to each person whom the stockholder proposes to nominate for election as a director:

•	all information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Securities Exchange Act of 1934; and

•	the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

Advance notice requirements for stockholder proposals

Our bylaws contain advance notice procedures with regard to stockholder proposals not related to director nominations. These notice procedures, in the case of an annual meeting of stockholders, are the same as the notice requirements for stockholder proposals related to director nominations discussed above insofar as they relate to the timing of receipt of notice by our corporate secretary.

A stockholder’s notice to our corporate secretary must be in proper written form and must set forth, as to each matter the stockholder and the beneficial owner (if any) proposes to bring before the meeting:

•

a description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and if such business includes a proposal to amend our bylaws, the language of the proposed amendment), the reasons for conducting the business at the meeting and any material interest in such business of such stockholder and beneficial owner on whose behalf the proposal is made;

•	the name and record address of the stockholder and beneficial owner;

•	the class and number of shares of our capital stock which are owned beneficially and of record by the stockholder and the beneficial owner;

•	a representation that the stockholder is a holder of record of our stock entitled to vote at the meeting and that the stockholder intends to appear in person or by proxy at the meeting to propose such business; and

•	a representation as to whether the stockholder or the beneficial owner intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the business proposal, or otherwise to solicit proxies from stockholders in support of such proposal.

Amendments

Subject to the right of the holders of our Class B Common Stock to withhold their consent to the amendment of the provisions of our certificate of incorporation relating to our authorized capital stock, the rights granted to the holders of the Class B Common Stock, the establishment of an executive committee of our board of directors (or any committee having authority typically reserved for an executive committee), amendments to our bylaws, stockholder action by written consent, the calling of stockholder meetings, the limitation of liability of and indemnification of our officers and directors, the rights of holders of our Class A and Class B Common Stock to elect directors, the size of our board of directors, corporate opportunities and conflicts of interest between our company and GE, and Section 203 of the DGCL, the provisions of our certificate of incorporation may be amended by the affirmative vote of the holders of a majority of our outstanding common stock.

Subject to the right of the holders of our Class B Common Stock to withhold their consent to the amendment of the provisions of our bylaws relating to the role of our Nominating and Corporate Governance Committee in meetings of our stockholders, advance notice requirements for stockholder proposals related to directors’ nominations and other proposed business, and our board of directors, the provisions of our bylaws may be amended by the affirmative vote of the holders of a majority of our outstanding common stock or by the affirmative vote of a majority of our entire board of directors.

Provisions of Our Certificate of Incorporation Relating to Related-Party Transactions and Corporate Opportunities

In order to address potential conflicts of interest between us and GE, our certificate of incorporation contains provisions regulating and defining the conduct of our affairs as they may involve GE and its officers and directors, and our powers, rights, duties and liabilities and those of our officers, directors and stockholders in connection with our relationship with GE. In general, these provisions recognize that we and GE may engage in the same or similar business activities and lines of business, have an interest in the same areas of corporate opportunities and will continue to have contractual and business relations with each other, including officers and directors of GE serving as our directors.

Our certificate of incorporation provides that, subject to any written agreement to the contrary, GE will have no duty to refrain from:

•	engaging in the same or similar business activities or lines of business as us; or

•	doing business with any of our clients, customers or vendors.

Our certificate of incorporation provides that if GE acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both us and GE, such corporate opportunity will belong to GE unless the corporate opportunity was expressly offered to GE in its capacity as a stockholder of Genworth. GE will to the fullest extent permitted by law have satisfied its fiduciary duty with respect to such a corporate opportunity and will not be liable to us or our stockholders for breach of any fiduciary duty as our stockholder by reason of the fact that GE acquires or seeks the corporate opportunity for itself, directs that corporate opportunity to another person or does not present that corporate opportunity to us.

If one of our directors or officers who is also a director or officer of GE learns of a potential transaction or matter that may be a corporate opportunity for both us and GE, our certificate of incorporation provides that the director or officer will have satisfied his or her fiduciary duties to us and our stockholders with respect to the corporate opportunity, and we will have renounced our interest in the corporate opportunity if the director or officer acts in good faith in a manner consistent with the following policy:

•	a corporate opportunity offered to any of our directors who is not one of our officers and who is also a director or officer of GE will belong to us only if that opportunity is expressly offered to that person solely in his or her capacity as our director, and otherwise will belong to GE; and

•	a corporate opportunity offered to any of our officers who is also an officer of GE will belong to us, unless that opportunity is expressly offered to that person solely in his or her capacity as an officer of GE, in which case that opportunity will belong to GE.

If one of our officers or directors, who also serves as a director or officer of GE, learns of a potential transaction or matter that may be a corporate opportunity for both us and GE in any manner not addressed in the foregoing descriptions, our certificate of incorporation provides that the director or officer will have no duty to communicate or present that corporate opportunity to us and will not be liable to us or our stockholders for breach of fiduciary duty by reason of GE’s actions with respect to that corporate opportunity.

For purposes of our certificate of incorporation, “corporate opportunities” include, but are not limited to, business opportunities that we are financially able to undertake, that are, from their nature, in our line of business, are of practical advantage to us and are ones in which we have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of GE or its officers or directors will be brought into conflict with our self-interest.

By becoming a stockholder in our company, you will be deemed to have notice of and have consented to the provisions of our certificate of incorporation related to corporate opportunities that are described above.

Limitation of Liability and Indemnification Matters

Section 145 of the DGCL provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, that are incurred in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, known as a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification if the person seeking indemnification has been found liable to the corporation. The statute provides that it is not excluding other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of us, or has or had agreed to become a director of us, or, while a director or officer of us, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, whether the basis of such proceeding is the alleged action of such person in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by us to the fullest extent authorized by the DGCL against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Our certificate of incorporation also provides that we will pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the DGCL. These rights are not exclusive of any other right that any person may have or acquire under any statute, provision of our certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of these provisions will in any way diminish or adversely affect the rights of any director, officer, employee or agent of us under our certificate of incorporation in respect of any occurrence or matter arising prior to any such repeal or modification. Our certificate of incorporation also specifically authorizes us to maintain insurance and to grant similar indemnification rights to our employees or agents.

Our certificate of incorporation provides that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except, to the extent required by the DGCL, for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for payments of unlawful dividends or unlawful stock purchases or redemptions under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Neither the amendment nor repeal of this provision will eliminate or reduce the effect of the provision in respect of any matter occurring, or any cause of action, suit or claim that, but for the provision, would accrue or arise, prior to the amendment or repeal.

The Master Agreement also provides for indemnification by us of GE and its directors, officers and employees for specified liabilities, including liabilities under the Securities Act of 1933 and the Securities Exchange Act of 1934.

In addition, GE maintains liability insurance for its directors and officers and for the directors and officers of its majority-owned subsidiaries, including us. This insurance provides for coverage, subject to certain exceptions, against loss from claims made against directors and officers in their capacity as such, including claims under the federal securities laws. We have also obtained additional liability insurance for our directors and officers to reduce the deductible payable under the policy maintained by GE.

Delaware Business Combination Statute

Our certificate of incorporation contains a provision by which we expressly elect not to be governed by Section 203 of the DGCL, which is described below, until the moment in time, if ever, immediately following the time at which both of the following conditions exist: (a) Section 203 by its terms would, but for the terms of our certificate of incorporation, apply to us and (b) there occurs a transaction in which GE no longer owns at least 15% of our outstanding common stock. Accordingly, we are not currently subject to Section 203. Any person that acquires 15% or more of our outstanding common stock in the same transaction in which GE ceases to own at least 15% of our outstanding common stock will not be an interested stockholder under Section 203 as a result of that transaction.

Section 203 of the DGCL provides that, subject to exceptions set forth therein, an interested stockholder of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that such stockholder became an interested stockholder unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•	at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Except as otherwise set forth in Section 203, an interested stockholder is defined to include:

•	any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

•	the affiliates and associates of any such person.

Our election to not be subject to Section 203 may have positive or negative consequences, depending on the circumstances. Being subject to Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with us for a three-year period. Section 203 also may have the effect of preventing changes in our management. Section 203 also could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests. If the provisions of Section 203 were applicable, they may cause persons interested in acquiring us to negotiate in advance with our board of directors. In addition, because we did not elect to be subject to Section 203, GE, as a controlling stockholder, may find it easier to sell its controlling interest to a third party because Section 203 would not apply to such third party. The restrictions on business combinations set forth in Section 203 would not have been applicable to GE so long as GE continued to hold 15% or more of our common stock.

Insurance Regulations Concerning Change of Control

The insurance holding company laws of many states regulate changes of control of insurance holding companies, such as our company. Generally, these laws provide that control over an insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, 10% or more of the voting securities of the insurer. Control also may be found to exist through contractual or other arrangements notwithstanding stock ownership. The Delaware, New York, North Carolina and Virginia insurance holding company laws, and similar laws in the U.K. and other jurisdictions in which we operate, require filings in connection with proposed acquisitions of control of domestic insurance companies. These laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control involving us, including through transactions, and in particular unsolicited transactions, that some or all of our stockholders might consider to be desirable.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Common Stock is The Bank of New York. The transfer agent and registrar for any series of preferred stock that we may offer will be identified in the prospectus supplement relating to the offering of such preferred stock.

Description of Equity Units

Summary

As part of our corporate reorganization, we issued $600 million of our Equity Units to GEFAHI, and GEFAHI sold all these Equity Units in a public offering concurrent with our IPO. The Equity Units initially were issued in the form of Corporate Units. Each Corporate Unit consists of:

•	a contract to purchase shares of our Class A Common Stock, which we refer to as the stock purchase contracts; and

•	a $25 ownership interest in our 3.84% senior notes due 2009, which we refer to in this section as the notes.

The stock purchase contract that is a component of an Equity Unit requires the holder to purchase, and us to sell, for $25, on May 16, 2007, which we refer to as the purchase contract settlement date, a number of newly issued shares of our Class A Common Stock equal to a settlement rate based on the average trading price of our Class A Common Stock at that time. We will also pay quarterly contract adjustment payments on each stock purchase contract at an annual rate of 2.16% of the stated amount of $25 per Equity Unit.

As described below, the notes will be remarketed to new purchasers immediately prior to the purchase contract settlement date to generate the cash necessary for the holders of Corporate Units to satisfy their obligations to purchase our Class A Common Stock pursuant to the stock purchase contracts. The interest rate on the notes will be reset in the remarketing to whatever interest rate is necessary to induce purchasers to purchase all the notes remarketed at 100% of their principal amount. If the notes are not successfully remarketed prior to the purchase contract settlement date, all holders of notes will have the right to require us to purchase their notes on the purchase contract settlement date at a price equal to 100% of their principal amount, plus accrued interest.

The Stock Purchase Contracts

Each stock purchase contract that is a component of an Equity Unit obligates the holder of the stock purchase contract to purchase, and obligates us to sell, on May 16, 2007, for $25 in cash, a number of newly issued shares of our Class A Common Stock equal to the settlement rate. The settlement rate, subject to anti-dilution adjustments, will be calculated as described below:

•	if the applicable market value of our Class A Common Stock is greater than or equal to $23.5950, which we refer to as the threshold appreciation price, the settlement rate will be 1.0595 shares of our Class A Common Stock.

•	if the applicable market value of our Class A Common Stock is less than the threshold appreciation price but greater than $19.5000, which we refer to as the reference price, the settlement rate will be a number of shares of our Class A Common Stock equal to the stated amount of $25 divided by the applicable market value. The reference price is the initial public offering price of our Class A Common Stock in the IPO.

•	if the applicable market value is less than or equal to the reference price of $19.5000, the settlement rate will be 1.2821 shares of our Class A Common Stock.

By applicable market value we mean the average of the closing price per share of our Class A Common Stock on the New York Stock Exchange on each of the twenty consecutive trading days ending on the third trading day immediately preceding the purchase contract settlement date. The reference price is equal to the initial public offering price of our Class A Common Stock in the IPO ($19.50).

We will pay holders of Equity Units quarterly contract adjustment payments on each stock purchase contract at a rate of 2.16% per year of the stated amount of $25 per Equity Unit, or $0.54 per year.

On the purchase contract settlement date, an Equity Unit holder may satisfy its obligations under the stock purchase contracts by:

•	in the case of the Corporate Units, (1) through the automatic application of the proceeds of the remarketing or if the Treasury portfolio has replaced the notes as a component of the Corporate Units as a result of a special event redemption, as defined below, through the automatic application of the proceeds of the Treasury portfolio, (2) by exercising its right to require us to purchase its notes if the remarketing of the notes is not successful, or (3) by delivering $25 in cash; or

•	in the case of the Treasury Units, as defined below, through the automatic application of the proceeds of the Treasury securities.

The ownership interest in each note that is a component of a Corporate Unit is pledged to us to secure the holder’s obligations to purchase our Class A Common Stock from us under the stock purchase contract.

The stock purchase contracts and the obligations of both us and the holders of the Equity Units under the stock purchase contracts automatically terminate without any further action upon certain events relating to our bankruptcy, insolvency or reorganization.

Early Settlement of Stock Purchase Contracts

Holders of Equity Units may elect to settle the stock purchase contracts early by delivering $25 in cash at any time following May 28, 2005 (the date 12 calendar months following the completion of the IPO) through the seventh business day immediately preceding the purchase contract settlement date in the case of Corporate Units or any time through the second business day immediately preceding the purchase contract settlement date using cash in the case of Treasury Units, in which case 1.0595 shares of our Class A Common Stock will be issued pursuant to each stock purchase contract. We refer to this as optional early settlement. Optional early settlement of the stock purchase contracts results in the issuance of a number of shares of our Class A Common Stock equal to the minimum settlement rate, which is the same number that would be issued on the purchase contract settlement date if the applicable market value was equal to or greater than the threshold appreciation price of $23.5950, regardless of the actual market value of our Class A Common Stock at the time of the optional early settlement.

If we are involved in a merger in which at least 30% of the consideration for our Class A Common Stock consists of cash or cash equivalents, then each holder of an Equity Unit will have the right to settle the component stock purchase contract at the settlement rate in effect immediately before the closing of the cash merger, based on the applicable market value of our Class A Common Stock as if the closing date of the merger was the purchase contract settlement date, by delivering $25 in cash. We refer to this as cash merger early settlement. If a holder elects cash merger early settlement, we will deliver to such holder on the cash merger early settlement date the kind and amount of securities, cash or other property that such holder would have been entitled to receive in the cash merger if it had settled the stock purchase contract immediately before the cash merger.

Following either optional early settlement or cash merger early settlement, the Equity Units of which the settled stock purchase contracts were a component will be cancelled and the related note or Treasury Security will be released to the holder and then will be separately transferable.

Both optional early settlement and cash merger early settlement are subject to the condition that if required under the U.S. federal securities laws, we have a registration statement under the Securities Act of 1933 in effect and a prospectus available covering the Class A Common Stock or other securities deliverable upon settlement of a stock purchase contract. We have agreed to use commercially reasonable efforts to have a registration statement in effect and to provide a prospectus covering such Class A Common Stock or other securities if so required by the U.S. federal securities laws.

Remarketing

Remarketing allows holders of Corporate Units to satisfy their obligations under the related stock purchase contracts by reselling the notes through the remarketing agent and using the proceeds of the remarketing to pay the purchase price under the related stock purchase contracts. Holders of notes that are separate from the Corporate Units also may elect to participate in the remarketing. Unless one of the conditions to remarketing, which include the effectiveness of a registration statement under the Securities Act of 1933, if required by the U.S. federal securities laws, is not satisfied, the notes that underlie each outstanding Corporate Unit (other than Corporate Units for which the holder has elected to settle the related stock purchase contracts with separate cash on the purchase contract settlement date), as well as any other notes the holders of which have decided to have included in the remarketing, will be remarketed on the fifth business day immediately preceding the purchase contract settlement date. If such remarketing is not successful, remarketings will also be attempted on the fourth business day immediately preceding the purchase contract settlement date, and, if necessary, the third business day immediately preceding the purchase contract settlement date.

Upon a successful remarketing, the portion of the proceeds equal to the aggregate principal amount of the notes remarketed that underlie the Corporate Units will automatically be applied to satisfy in full the Corporate Units holders’ obligations to purchase our Class A Common Stock under the related stock purchase contracts. If any proceeds remain after satisfying such obligations, the remarketing agent will remit such remaining proceeds to the purchase contract agent for the benefit of the holders. We will pay a separate fee to the remarketing agent for its services, and holders of notes will not in any way be responsible for paying any fee to the remarketing agent.

If the notes have not been successfully remarketed on or prior to the third business day immediately prior to the purchase contract settlement date, either because the remarketing agent cannot obtain a price of at least 100% of the total principal amount of the notes remarketed or because one of the conditions to the remarketing has not been satisfied, holders of all notes will have the right to require us to purchase their notes for an amount equal to the principal amount of their notes, plus accrued and unpaid interest, on the purchase contract settlement date. A holder of Corporate Units will be deemed to have automatically exercised this right with respect to the notes underlying such Corporate Units, unless such holder has settled the related stock purchase contracts with separate cash on or prior to the purchase contract settlement date, and will be deemed to have elected to apply the amount of the proceeds equal to the principal amount of the notes against such holder’s obligations to us under the related stock purchase contracts, thereby satisfying such obligations in full. Upon the application of such proceeds, we will deliver to such holder our Class A Common Stock pursuant to the related stock purchase contracts.

Creation of Treasury Units

At any time on or prior to the seventh business day preceding the purchase contract settlement date, holders of Corporate Units will have the right to substitute a zero coupon U.S. Treasury security with a principal amount equal to that of the notes that matures on May 15, 2007, thereby creating Treasury Units. The Treasury security that underlies the Treasury Units will be pledged to us to secure the holder’s obligations under the stock purchase contract. Holders of Treasury Units may recreate Corporate Units at any time on or prior to the seventh business day preceding the purchase contract settlement date by substituting notes having a principal amount equal to the aggregate principal amount at stated maturity of the Treasury securities for which substitution is being made.

The components of the Corporate Units and the Treasury Units are not separately transferable while a part of the unit. Stock purchase contracts are never transferable except as part of a Corporate Unit or Treasury Unit. Notes are not transferable except as part of a Corporate Unit unless they are separated from the Corporate Unit, either through collateral substitution and creation of a Treasury Unit or following settlement of the stock purchase contracts. Treasury securities that are a component of a Treasury Unit are not transferable except as part of such Treasury Unit.

Notes

Initially, interest on the notes will be payable quarterly at the annual rate of 3.84% of the principal amount of the notes, to, but excluding May 16, 2007, the purchase contract settlement date. Holders of Corporate Units will receive their pro rata share of interest payments on the notes underlying their Corporate Units.

Upon a successful remarketing, the reset rate will be the rate determined by the remarketing agent as the interest rate the notes should bear in order for the notes remarketed to have an aggregate market value on the remarketing date of at least 100% of the aggregate principal amount of the notes remarketed. The reset rate may not exceed the maximum rate, if any, permitted by applicable law. Following a reset of the interest rate, the interest rate on the notes will equal the reset rate from, and including, the purchase contract settlement date, to but excluding, May 16, 2009, the maturity date of the notes. The interest rate on the notes will not be reset if there is not a successful remarketing and interest will continue to be payable at the initial rate from and including the purchase contract settlement date to but excluding the maturity date of the notes. Following the purchase contract settlement date, interest will be paid semi-annually, commencing November 16, 2007, whether or not there has been a successful remarketing.

Prior to the earlier of a successful remarketing and the purchase contract settlement date, the notes are redeemable at our option, in whole but not in part, upon the occurrence and continuance of certain tax events or accounting events. If any such redemption, which we refer to as a special event redemption, occurs, the redemption price for the notes that underlie the Corporate Units will be paid to the collateral agent holding the notes as security for the obligations of the holders under the purchase contracts, who will apply such redemption price to purchase a portfolio of United States Treasury securities. Thereafter, the applicable ownership interests in such Treasury portfolio will replace the notes as a component of the Corporate Units and will be pledged to us. Holders of notes that do not underlie the Corporate Units will receive the redemption price in the special event redemption.

The notes rank equally and ratably with all of our other unsecured and unsubordinated obligations.

Listing

The Corporate Units are listed for trading on the New York Stock Exchange under the symbol “GNW Pr E.” Neither the Treasury Units nor the notes are currently listed, but if they are separately traded to a sufficient extent that the applicable exchange listing requirements are met, we will endeavor to cause the Treasury Units and the notes to be listed on the exchange on which the Corporate Units are listed.

Accounting Treatment

The fair value of the Corporate Units we issued to GEFAHI has been recorded in our financial statements based on an allocation between the purchase contracts and the notes in proportion to their respective fair market values. The present value of the contract adjustment payments on the purchase contracts has been recorded as a liability and a reduction of stockholders’ equity. This liability increases over three years by interest charges to the statement of earnings based on a constant rate calculation. Contract adjustment payments paid on the purchase contracts reduce this liability.

The purchase contracts are forward transactions in our Class A Common Stock. Upon settlement of each stock purchase contract, we will receive $25 for the purchase contract and will issue the requisite number of shares of our Class A Common Stock. The $25 that we receive will increase stockholders’ equity.

Before the issuance of our Class A Common Stock upon settlement of the purchase contracts, the purchase contracts will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our Class A Common Stock used in calculating diluted earnings per share (based on the settlement rate applied at the end of the reporting period) will be deemed to be increased by the excess, if any, of the number of shares that would be issued upon settlement of the purchase contracts at such time over the number of shares that could be purchased by us in the market (at the average market price during the period) using the proceeds receivable upon settlement. Consequently, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of our Class A Common Stock is above the threshold appreciation price of $23.5950.

Plan of Distribution of the Class A Common Stock

Shares of our Class A Common Stock offered by this prospectus will be sold directly to holders of our Equity Units in early settlement of the purchase contracts forming a part of such Equity Units. No underwriters or agents will be involved.

Plan of Distribution of the Debt Securities, Preferred Stock and Debt Warrants

We may sell our debt securities, preferred stock and debt warrants through agents, underwriters, dealers or directly to purchasers.

We may designate agents to solicit offers to purchase our debt securities, preferred stock and debt warrants.

•	We will include the name of any agent involved in offering or selling our securities, and we will disclose any commissions that we will pay to the agent, in our prospectus supplement.

•	Unless we indicate otherwise in our prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

•	Our agents may be deemed to be underwriters under the Securities Act of 1933 of any of our securities that they offer or sell.

We may use an underwriter or underwriters in the offer or sale of our debt securities, preferred stock and warrants.

•	If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our securities.

•	We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in our prospectus supplement.

•	The underwriters will use our prospectus supplement to sell our securities.

We may use a dealer to sell our debt securities, preferred stock and warrants.

•	If we use a dealer, we, as principal, will sell our securities to the dealer.

•	The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

•	We will include the name of the dealer and the terms of our transactions with the dealer in our prospectus supplement.

We may solicit directly offers to purchase our debt securities, preferred stock and warrants and we may directly sell such securities to institutional or other investors. We will describe the terms of our direct sales in our prospectus supplement.

We may indemnify agents, underwriters, and dealers against certain liabilities, including liabilities under the Securities Act of 1933. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our affiliates, in the ordinary course of business.

We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our debt securities, preferred stock and debt warrants at the public offering price under delayed delivery contracts.

•	If we used delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement.

•	We will indicate in our prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed contracts will be entitled receive,

We have not yet determined whether the debt securities, preferred stock and debt warrants that may be offered by this prospectus will be listed on any exchange, or included in any inter-dealer quotation system or over-the-counter market. If we decide to seek the listing or inclusion of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on or in which the securities will be listed or included. Each series of debt securities, preferred stock and debt warrants that may be offered by this prospectus will be a new issue with no established trading market. It is possible that one or more underwriters may make a market in a series of the securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we can give no assurance as to the liquidity of the trading market for the securities.

The maximum compensation we will pay to underwriters in connection with any offering of the debt securities, preferred stock and warrants offered hereby will not exceed 8% of the maximum proceeds of such offering. All post-effective amendments or prospectus supplements disclosing the actual price and selling terms of each offering of the securities will be submitted to the NASD Corporate Financing Department at the same time they are filed with the SEC. The NASD Corporate Financing Department will be advised if, subsequent to the filing of any offering of the securities, any of our 5% or greater shareholders is or becomes an affiliate or associated person of an NASD member participating in the distribution of such securities. All NASD members participating in offerings of the securities understand the requirements that have to be met in connection with Rule 415 under the U.S. Securities Act of 1933 and Notice to Members 88-101.

Legal Opinions

Unless otherwise specified in the prospectus supplement accompanying this prospectus, Leon E. Roday, Senior Vice President, General Counsel, and Secretary of Genworth will provide an opinion for us regarding the validity of the securities. Mr. Roday is paid a salary by Genworth, is a participant in various employee benefit plans offered by Genworth to our employees generally and owns and has options to purchase shares of Genworth common stock. Mr. Roday beneficially owns or has rights to acquire an aggregate of less than 1% of our common stock.

Experts

The financial statements and schedules for Genworth Financial, Inc. as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The reports refer to a change in accounting for certain nontraditional long-duration contracts and for separate accounts in 2004, variable interest entities in 2003, and goodwill and other intangible assets in 2002.

Genworth Financial, Inc.

Up to 25,428,000 shares

Class A Common Stock

$1,000,000,000

Debt Securities

Preferred Stock

Debt Warrants

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:

Filing fee for Registration Statement	$188,320
Legal fees	$50,000	*
Accounting fees and expenses	$25,000	*
Trustee’s fees and expenses (including counsel fees)	$10,000	*
Printing and engraving fees	$10,000	*

Total	$283,320	*

*	Estimated.

Item 15. Indemnification of Direction and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of such corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transactions from which the director derived an improper personal benefit.

The amended and restated certificate of incorporation of Genworth Financial, Inc. (the “Registrant”) provides that the Registrant will indemnify its directors and officers to the fullest extent permitted by law and that no director shall be liable for monetary damages to the Registrant or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law.

General Electric Company (the ultimate parent of the Registrant) maintains liability insurance for its directors and officers and for the directors and officers of its majority-owned subsidiaries, including the Registrant. This insurance provides for coverage, subject to certain exceptions, against loss from claims made against directors and officers in their capacity as such, including claims under the federal securities laws. The Registrant has obtained additional liability insurance for its directors and officers to reduce the deductible payable under the policy maintained by General Electric Company.

Item 16. Exhibits.

INDEX TO EXHIBITS

Number	Description
1.1*	Form of Underwriting Agreement (Debt Securities).

1.2*	Form of Underwriting Agreement (Preferred Stock).

1.3*	Form of Underwriting Agreement (Warrants).

3.1	Amended and Restated Certificate of Incorporation of Genworth Financial, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K dated June 7, 2004).

3.2	Amended and Restated Bylaws of Genworth Financial, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K dated December 3, 2004).

3.3	Certificate of Designations for Series A Cumulative Preferred Stock (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K dated June 7, 2004).

4.1	Specimen Class A Common Stock certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 (No. 333-112009) (the “Registration Statement”)).

4.2	Indenture, dated as of June 26, 2001, between GE Financial Assurance Holdings, Inc. and The Chase Manhattan Bank, as Trustee (incorporated by reference to Exhibit 4.2 to the Registration Statement).

4.3	First Supplemental Indenture, dated as of June 26, 2001, among GE Financial Assurance Holdings, Inc., The Chase Manhattan Bank, as Trustee, Paying Agent and Exchange Rate Agent, and The Chase Manhattan Bank, Luxembourg, S.A., as Paying Agent (incorporated by reference to Exhibit 4.3 to the Registration Statement).

4.4	Second Supplemental Indenture among GE Financial Assurance Holdings, Inc., Genworth Financial, Inc. and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank.), as Trustee (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K dated June 7, 2004).

4.5	ISDA Master Agreement, dated as of March 2, 2000, between Morgan Stanley Derivative Products Inc. and GE Financial Assurance Holdings, Inc. (incorporated by reference to Exhibit 4.5 to the Registration Statement).

4.6	Confirmation Letter, dated as of September 29, 2003, from Morgan Stanley Derivative Products Inc. to GE Financial Assurance Holdings, Inc. (incorporated by reference to Exhibit 4.6 to the Registration Statement).

4.7	Indenture between Genworth Financial, Inc. and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.7 to the Current Report on Form 8-K dated June 7, 2004).

4.8	Supplemental Indenture No. 1 between Genworth Financial, Inc. and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.8 to the Current Report on Form 8-K dated June 7, 2004).

4.9	Purchase Contract and Pledge Agreement between Genworth Financial, Inc. and The Bank of New York, as Purchase Contract Agent, Collateral Agent, Custodial Agent and Securities Intermediary (incorporated by reference to Exhibit 4.9 to the Current Report on Form 8-K dated June 7, 2004).

4.10	Indenture between Genworth Financial, Inc. and JPMorgan Chase Bank, as Trustee (incorporated by reference to Exhibit 4.10 to the Annual Report on Form 10-K for fiscal year ended December 31, 2004).

Number	Description
4.11	Supplemental Indenture No. 1 between Genworth Financial, Inc. and JPMorgan Chase Bank, as Trustee (incorporated by reference to Exhibit 4.11 to the Annual Report on Form 10-K for fiscal year ended December 31, 2004).

5.1**	Opinion of Leon E. Roday, Esq.

10.1	Master Agreement among Genworth Financial, Inc., General Electric Company, General Electric Capital Corporation, GEI, Inc. and GE Financial Assurance Holdings, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K dated June 7, 2004).

10.1.1	Amendment No. 1, dated as of March 30, 2005, to the Master Agreement, dated as of May 24, 2004, among Genworth Financial, Inc., GE Financial Assurance Holdings, Inc., General Electric Company, General Electric Capital Corporation and GEI, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K dated April 4, 2005).

10.2	Registration Rights Agreement between Genworth Financial, Inc. and GE Financial Assurance Holdings, Inc. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K dated June 7, 2004).

10.3	Transition Services Agreement among General Electric Company, General Electric Capital Corporation, GEI, Inc., GE Financial Assurance Holdings, Inc., GNA Corporation, GE Asset Management incorporated, General Electric Mortgage Holdings LLC and Genworth Financial, Inc. (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K dated June 7, 2004).

10.3.1	Letter, dated August 18, 2004, from General Electric Company to Genworth Financial, Inc., regarding the Transition Services Agreement, dated May 24, 2004, among General Electric Company, General Electric Capital Corporation, GEI, Inc., GE Financial Assurance Holdings, Inc., GNA Corporation, GE Asset Management incorporated, General Electric Mortgage Holdings LLC and Genworth Financial, Inc. (incorporated by reference to Exhibit 10.3.1 to the Quarterly Report on Form 10-Q for the three months ended September 30, 2004).

10.4	Liability and Portfolio Management Agreement between Trinity Funding Company, LLC and Genworth Financial Asset Management, LLC (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K dated June 7, 2004).

10.5	Liability and Portfolio Management Agreement among FGIC Capital Market Services, Inc., Genworth Financial Asset Management, LLC and General Electric Capital Corporation (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K dated June 7, 2004).

10.6†	Outsourcing Services Separation Agreement among Genworth Financial, Inc., General Electric Company, General Electric Capital Corporation and GE Capital International Services, Inc. (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K dated June 7, 2004).

10.7	Tax Matters Agreement by and among General Electric Company, General Electric Capital Corporation, GE Financial Assurance Holdings, Inc., GEI, Inc. and Genworth Financial, Inc. (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K dated June 7, 2004).

10.8	Employee Matters Agreement among Genworth Financial, Inc., General Electric Company, General Electric Capital Corporation, GEI, Inc. and GE Financial Assurance Holdings, Inc. (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K dated June 7, 2004).

10.9	Transitional Trademark License Agreement between GE Capital Registry, Inc. and Genworth Financial, Inc. (incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K dated June 7, 2004).

10.10	Intellectual Property Cross-License between Genworth Financial, Inc. and General Electric Company (incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K dated June 7, 2004).

Number	Description
10.11	Coinsurance Agreement, dated as of April 15, 2004, by and between GE Life and Annuity Assurance Company and Union Fidelity Life Insurance Company (incorporated by reference to Exhibit 10.11 to the Registration Statement).

10.12	Coinsurance Agreement, dated as of April 15, 2004, by and between Federal Home Life Insurance Company and Union Fidelity Life Insurance Company (incorporated by reference to Exhibit 10.12 to the Registration Statement).

10.13	Coinsurance Agreement, dated as of April 15, 2004, by and between General Electric Capital Assurance Company and Union Fidelity Life Insurance Company (incorporated by reference to Exhibit 10.13 to the Registration Statement).

10.14	Coinsurance Agreement, dated as of April 15, 2004, by and between GE Capital Life Assurance Company of New York and Union Fidelity Life Insurance Company (incorporated by reference to Exhibit 10.14 to the Registration Statement).

10.15	Coinsurance Agreement, dated as of April 15, 2004, by and between American Mayflower Life Insurance Company of New York and Union Fidelity Life Insurance Company (incorporated by reference to Exhibit 10.15 to the Registration Statement).

10.16	Retrocession Agreement, dated as of April 15, 2004, by and between General Electric Capital Assurance Company and Union Fidelity Life Insurance Company (incorporated by reference to Exhibit 10.16 to the Registration Statement).

10.17	Retrocession Agreement, dated as of April 15, 2004 by and between GE Capital Life Assurance Company of New York and Union Fidelity Life Insurance Company (incorporated by reference to Exhibit 10.17 to the Registration Statement).

10.18	Reinsurance Agreement, dated as of April 15, 2004, by and between GE Life and Annuity Assurance Company and Union Fidelity Life Insurance Company (incorporated by reference to Exhibit 10.18 to the Registration Statement).

10.19	Reinsurance Agreement, dated as of April 15, 2004, by and between GE Capital Life Assurance Company of New York and Union Fidelity Life Insurance Company (incorporated by reference to Exhibit 10.19 to the Registration Statement).

10.20	Coinsurance Agreement, dated as of April 15, 2004, by and between Union Fidelity Life Insurance Company and Federal Home Life Insurance Company (incorporated by reference to Exhibit 10.20 to the Registration Statement).

10.21	Capital Maintenance Agreement, dated as of January 1, 2004, by and between Union Fidelity Life Insurance Company and General Electric Capital Corporation (incorporated by reference to Exhibit 10.21 to the Registration Statement).

10.22	Mortgage Services Agreement by and among GE Mortgage Services, LLC, GE Mortgage Holdings LLC, GE Mortgage Contract Services Inc. and Genworth Financial, Inc. (incorporated by reference to Exhibit 10.25 to the Current Report on Form 8-K dated June 7, 2004).

10.23†	Framework Agreement between GEFA International Holdings, Inc. and GE Capital Corporation (incorporated by reference to Exhibit 10.26 to the Current Report on Form 8-K dated June 7, 2004).

10.24†	Business Services Agreement between GNA Corporation and Union Fidelity Life Insurance Company (incorporated by reference to Exhibit 10.27 to the Current Report on Form 8-K dated June 7, 2004).

10.25	Derivatives Management Services Agreement among GE Life and Annuity Assurance Company, Federal Home Life Insurance Company, First Colony Life Insurance Company, General Electric Capital Assurance Company, and Genworth Financial, Inc. and GNA Corporation and General Electric Capital Corporation (incorporated by reference to Exhibit 10.28 to the Current Report on Form 8-K dated June 7, 2004).

Number	Description
10.26	Agreement Regarding Continued Reinsurance of Insurance Products by and between General Electric Capital Company and Viking Insurance Company Ltd. (incorporated by reference to Exhibit 10.29 to the Current Report on Form 8-K dated June 7, 2004).

10.27	Transitional Services Agreement between Financial Insurance Group Services Limited and GE Life Services Limited (incorporated by reference to Exhibit 10.30 to the Current Report on Form 8-K dated June 7, 2004).

10.28†	Amended and Restated Investment Management and Services Agreement between General Electric Capital Assurance Company and GE Asset Management incorporated (incorporated by reference to Exhibit 10.31 to the Current Report on Form 8-K dated June 7, 2004).

10.29†	Investment Management Agreement between Financial Assurance Company Limited and GE Asset Management Limited (incorporated by reference to Exhibit 10.32 to the Current Report on Form 8-K dated June 7, 2004).

10.30	Asset Management Services Agreement, dated as of January 1, 2004, by and among Genworth Financial, Inc., General Electric Financial Assurance Holdings, Inc. and GE Asset Management incorporated (incorporated by reference to Exhibit 10.33 to the Registration Statement).

10.31†	Amended and Restated Master Outsourcing Agreement by and between General Electric Capital Assurance Company and GE Capital International Services (incorporated by reference to Exhibit 10.34 to the Current Report on Form 8-K dated June 7, 2004).

10.32†	Amended and Restated Master Outsourcing Agreement by and between First Colony Life Insurance Company and GE Capital International Services (incorporated by reference to Exhibit 10.35 to the Current Report on Form 8-K dated June 7, 2004).

10.33†	Amended and Restated Master Outsourcing Agreement by and between GE Life and Annuity Assurance Company and GE Capital International Services (incorporated by reference to Exhibit 10.36 to the Current Report on Form 8-K dated June 7, 2004).

10.34	Life Reinsurance Agreement between Financial Assurance Company Limited and GE Pensions Limited (incorporated by reference to Exhibit 10.37 to the Registration Statement).

10.35	180-Day Bridge Credit Agreement among Genworth Financial, Inc., as borrower, and the Lenders Named therein (incorporated by reference to Exhibit 10.38 to the Current Report on Form 8-K dated June 7, 2004).

10.36	364-Day Credit Agreement among Genworth Financial, Inc., as borrower, the Lenders Named therein, and JPMorgan Chase Bank and Bank of America, N.A., as Co-Administrative Agents (incorporated by reference to Exhibit 10.39 to the Current Report on Form 8-K dated June 7, 2004).

10.37	Five-Year Credit Agreement among Genworth Financial, Inc., as borrower, the Lenders Named therein, and JPMorgan Chase Bank and Bank of America, N.A., as Co-Administrative Agents (incorporated by reference to Exhibit 10.40 to the Current Report on Form 8-K dated June 7, 2004).

10.38	Form of Scheme for the Transfer to Financial New Life Company Limited of the Insurance Business of Financial Assurance Company Limited (pursuant to Part VII of the Financial Services and Markets Act 2000) (incorporated by reference to Exhibit 10.41 to the Registration Statement).

10.39	Form of Agreement on Transfer of a Portfolio of Insurance Contracts between Vie Plus and Financial New Life Company Limited (incorporated by reference to Exhibit 10.42 to the Registration Statement).

10.40	Form of Business Transfer Agreement between Vie Plus S.A. and Financial New Life Company Limited (incorporated by reference to Exhibit 10.43 to the Registration Statement).

Number	Description
10.41	Administrative Services Agreement by and between GE Group Life Assurance Company and Union Fidelity Life Insurance Company (incorporated by reference to Exhibit 10.45 to the Current Report on Form 8-K dated June 7, 2004).

10.42	Subordinated Contingent Promissory Note between Genworth Financial, Inc. and GE Financial Assurance Holdings, Inc. (incorporated by reference to Exhibit 10.46 to the Current Report on Form 8-K dated June 7, 2004).

10.42.1	Amendment No. 1 to Subordinated Contingent Promissory Note between Genworth Financial, Inc. and GE Financial Assurance Holdings, Inc. (incorporated by reference to Exhibit 10.46.1 to the Quarterly Report on Form 10-Q for the three months ended September 30, 2004).

10.43	Canadian Tax Matters Agreement among General Electric Company, General Electric Capital Corporation, GECMIC Holdings Inc., GE Capital Mortgage Insurance Company (Canada) and Genworth Financial, Inc. (incorporated by reference to Exhibit 10.47 to the Current Report on Form 8-K dated June 7, 2004).

10.44	Trust Agreement, dated as of April 15, 2004, among Union Fidelity Life Insurance Company, General Electric Capital Assurance Company and The Bank of New York (incorporated by reference to Exhibit 10.48 to the Registration Statement).

10.45	Trust Agreement, dated as of April 15, 2004, among Union Fidelity Insurance Company, American Mayflower Life Insurance Company of New York and The Bank of New York (incorporated by reference to Exhibit 10.49 to the Registration Statement).

10.46	Trust Agreement, dated as of April 15, 2004, among Union Fidelity Life Insurance Company, GE Life and Annuity Assurance Company and The Bank of New York (incorporated by reference to Exhibit 10.50 to the Registration Statement).

10.47	Trust Agreement, dated as of April 15, 2004, among Federal Home Life Insurance Company and The Bank of New York (incorporated by reference to Exhibit 10.51 to the Registration Statement).

10.48	Trust Agreement, dated as of April 15, 2004, among Union Fidelity Life Insurance Company, GE Capital Life Assurance Company of New York and The Bank of New York (incorporated by reference to Exhibit 10.52 to the Registration Statement).

10.49	Trust Agreement, dated as of April 15, 2004, among Union Fidelity Life Insurance Company, First Colony Life Insurance Company and The Bank of New York (incorporated by reference to Exhibit 10.53 to the Registration Statement).

10.50	Coinsurance Agreement, dated as of April 15, 2004, between First Colony Life Insurance Company and Union Fidelity Life Insurance Company (incorporated by reference to Exhibit 10.54 to the Registration Statement).

10.51	Liability and Portfolio Management Agreement between Trinity Plus Funding Company, LLC and Genworth Financial Asset Management, LLC (incorporated by reference to Exhibit 10.55 to the Current Report on Form 8-K dated June 7, 2004).

10.52	2004 Genworth Financial, Inc. Omnibus Incentive Plan (incorporated by reference to Exhibit 10.56 to the Registration Statement).

10.52.1	Form of Deferred Stock Unit Award Agreement under the 2004 Genworth Financial, Inc. Omnibus Incentive Plan (incorporated by reference to Exhibit 10.56.1 to the Current Report on Form 8-K dated December 30, 2004).

10.52.2	Form of Restricted Stock Unit Award Agreement under the 2004 Genworth Financial, Inc. Omnibus Incentive Plan (incorporated by reference to Exhibit 10.56.2 to the Current Report on Form 8-K dated December 30, 2004).

Number	Description
10.52.3	Form of Stock Option Award Agreement under the 2004 Genworth Financial, Inc. Omnibus Incentive Plan (incorporated by reference to Exhibit 10.56.3 to the Current Report on Form 8-K dated December 30, 2004).

10.52.4	Form of Stock Appreciation Rights Award Agreement under the 2004 Genworth Financial, Inc. Omnibus Incentive Plan (incorporated by reference to Exhibit 10.56.4 to the Current Report on Form 8-K dated December 30, 2004).

10.53	European Tax Matters Agreement among General Electric Company, General Electric Capital Corporation, Financial Assurance Company Limited, Financial Insurance Group Services Limited, GEFA International Holdings Inc., Genworth Financial, Inc., GEFA UK Holdings Limited and other parties thereto (incorporated by reference to Exhibit 10.57 to the Current Report on Form 8-K dated June 7, 2004).

10.54	Australian Tax Matters Agreement between Genworth Financial, Inc. and General Electric Capital Corporation (incorporated by reference to Exhibit 10.58 to the Current Report on Form 8-K dated June 7, 2004).

10.55.1	General Electric Incentive Compensation Plan, as amended effective July 1, 1991 (incorporated by reference to Exhibit 10(a) to General Electric Company’s Annual Report on Form 10-K (Commission file number 1-35) for the fiscal year ended December 31, 1991).

10.55.2	General Electric 1991 Executive Deferred Salary Plan (incorporated by reference to Exhibit 10(n) to General Electric Company’s Annual Report on Form 10-K (Commission file number 1-35) for the fiscal year ended December 31, 1990).

10.55.3	General Electric 1994 Executive Deferred Salary Plan (incorporated by reference to Exhibit 10(o) to General Electric Company’s Annual Report on Form 10-K (Commission file number 1-35) for the fiscal year ended December 31, 1993).

10.55.4	General Electric Leadership Life Insurance Program, effective January 1, 1994 (incorporated by reference to Exhibit 10(r) to General Electric Company’s Annual Report on Form 10-K (Commission file number 1-35) for the fiscal year ended December 31, 1993).

10.55.5	General Electric 1997 Executive Deferred Salary Plan (incorporated by reference to Exhibit 10(t) to General Electric Company’s Annual Report on Form 10-K (Commission file number 1-35) for the fiscal year ended December 31, 1997).

10.55.6	General Electric 1990 Long Term Incentive Plan as restated and amended effective August 1, 1997 (incorporated by reference to Exhibit 10(u) to General Electric Company’s Annual Report on Form 10-K (Commission file number 1-35) for the fiscal year ended December 31, 1997).

10.55.7	General Electric 2000 Executive Deferred Salary Plan (incorporated by reference to Exhibit 10(u) to General Electric Company’s Annual Report on Form 10-K (Commission file number 1-35) for the fiscal year ended December 31, 2000).

10.55.8	General Electric Supplementary Pension Plan, as amended effective July 1, 2000 (incorporated by reference to Exhibit 10(v) to General Electric Company’s Annual Report on Form 10-K (Commission file number 1-35) for the fiscal year ended December 31, 2000).

10.55.9	Form of GE Executive Life Insurance Agreement provided to GE officers, as revised September 2000 (incorporated by reference to Exhibit 10(w) to General Electric Company’s Annual Report on Form 10-K (Commission file number 1-35) for the fiscal year ended December 31, 2000).

10.55.10	General Electric 2003 Executive Deferred Salary Plan (incorporated by reference to Exhibit 10(x) to General Electric Company’s Annual Report on Form 10-K (Commission file number 1-35) for the fiscal year ended December 31, 2002).

Number	Description
10.55.11	Amendment No. 1 to General Electric 1990 Long Term Incentive Plan as restated and amended effective August 1, 1997 (incorporated by reference to Exhibit 10(y) to General Electric Company’s Annual Report on Form 10-K (Commission file number 1-35) for the fiscal year ended December 31, 2002).

10.56	Genworth Financial, Inc. 2005 Change in Control Plan (incorporated by reference to Exhibit 10.60 to the Current Report on Form 8-K dated February 7, 2005).

10.57	Consideration Agreement, dated as of December 30, 2004, by and between Genworth Financial, Inc. and GE Capital International (Mauritius) (incorporated by reference to Exhibit 10.57 to the Annual Report on Form 10-K for fiscal year ended December 31, 2004).

10.58	Outsourcing Services Amendment Agreement, dated as of December 30, 2004, by and between Gecis International Holdings, Luxembourg, Swiss Branch Zug, and Genworth Financial, Inc. (incorporated by reference to Exhibit 10.58 to the Annual Report on Form 10-K for fiscal year ended December 31, 2004).

10.59	Guaranty, dated as of December 30, 2004, by Gecis Global Holdings in favor of Genworth Financial, Inc. (incorporated by reference to Exhibit 10.59 to the Annual Report on Form 10-K for fiscal year ended December 31, 2004).

10.60	Stock Purchase Agreement, dated as of March 14, 2005, between GE Financial Assurance Holdings, Inc., General Electric Capital Corporation, GEI, Inc. and Genworth Financial Inc. (incorporated by reference to Exhibit 10 to the Current Report on Form 8-K dated March 14, 2005).

10.61	Schedule of base salaries (incorporated by reference to Exhibit 10 to the Current Report on Form 8-K dated March 21, 2005).

10.62	Irrevocable Proxy and Irrevocable Consent, dated March 30, 2005, between Genworth Financial, Inc. and GE Financial Assurance Holdings, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K dated April 4, 2005).

10.63	Credit Agreement, dated as of April 21, 2005, among Genworth Financial, Inc., the several banks and other financial institutions from time to time parties thereto, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as co-administrative agents, and JPMorgan Chase Bank, N.A., as paying agent (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K dated April 26, 2005).

12**	Statement of ratio of earnings to fixed charges.

21	Subsidiaries of the registrant (incorporated by reference to Exhibit 21 to the Registration Statement on Form S-1 (No. 333-123156)).

23.1	Consent of KPMG LLP (filed herewith).

23.2**	Consent of Leon E. Roday.

24**	Power of Attorney.

25**	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, of JPMorgan Chase Bank, N.A. to act as trustee for the debt securities.

*	To be filed by amendment or by a current report on Form 8-K pursuant to Item 601 of Regulation S-K and incorporated herein by reference.
**	Previously filed.
†	Omits information for which confidential treatment has been granted.

Item 17. Undertakings.

(a) Each undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Each undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) Each undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Each undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Richmond, state of Virginia, on this 16th day of June, 2005.

GENWORTH FINANCIAL, INC.

By:	/s/ Michael D. Fraizer
Name:	Michael D. Fraizer
Title:	Chairman of the Board of Directors, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on the 16th day of June, 2005.

/s/ Michael D. Fraizer Michael D. Fraizer	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)

/s/ Richard P. McKenney Richard P. McKenney	Senior Vice President—Chief Financial Officer (Principal Financial Officer)

/s/ Jamie S. Miller Jamie S. Miller	Vice President and Controller (Principal Accounting Officer)

* Frank J. Borelli	Director

* Pamela Daley	Director

* J. Robert Kerrey	Director

* James A. Parke	Director

* Elizabeth J. Comstock	Director

* Dennis D. Dammerman	Director

* David R. Nissen	Director

* Thomas B. Wheeler	Director

/s/ Richard P. McKenney *By: Richard P. McKenney Attorney-in-Fact